                                                                    EXHIBIT 10.5


                                 AMENDED AND RESTATED
                            SECURITIES PURCHASE AGREEMENT
       (TRUST ORIGINATED SERIES A CAPITAL SECURITIES, SERIES B PREFERRED STOCK,
                 SERIES C PREFERRED STOCK, SERIES D PREFERRED STOCK,
                          SPECIAL COMMON STOCK AND WARRANTS)

                                     BY AND AMONG

                           COMMERCE SECURITY BANCORP, INC.
                                AND ITS SUBSIDIARIES
                     COMMERCE SECURITY BANK, SDN BANCORP, INC.,
                 LIBERTY NATIONAL BANK AND SAN DIEGUITO NATIONAL BANK

                                         AND

                     MADISON DEARBORN CAPITAL PARTNERS II, L.P.,
                           OLYMPUS GROWTH FUND II, L.P. AND
                             OLYMPUS EXECUTIVE FUND, L.P.



                                  DATED JUNE 5, 1997

                                  TABLE OF CONTENTS

                                                                        Page No.
                                                                        --------
Section 1.  Purchase and Delivery of Senior Securities . . . . . . . . .   2

Section 2.  The Funding.   . . . . . . . . . . . . . . . . . . . . . . .   4

Section 3.  Delivery of Senior Securities. . . . . . . . . . . . . . . .   4

Section 4.  Agreements and Consents of the Purchaser.  . . . . . . . . .   5

Section 5.  Representations and Warranties of the Company. . . . . . . .   5
            Section 5.1   Representation and Warranty Regarding Target.    6
            Section 5.2   Other Representations and Warranties.. . . . .   6

Section 6.  Representations, Warranties and Covenants of the
              Purchasers.  . . . . . . . . . . . . . . . . . . . . . . .  31

Section 7.  Funding Conditions.. . . . . . . . . . . . . . . . . . . . .  34
            Section 7.1   Conditions to Purchasers' Obligations. . . . .  34
            Section 7.2   Conditions to the Company's Obligations. . . .  38
            Section 7.3   Mutual Conditions to Purchasers' and the
                            Company's Obligations. . . . . . . . . . . .  38

Section 8.  Pre-Funding Covenants. . . . . . . . . . . . . . . . . . . .  39

Section 9.  Covenants.     . . . . . . . . . . . . . . . . . . . . . . .  42
            Section 9.1   Information Rights with Respect to
                            Series B Preferred Stock.. . . . . . . . . .  42
            Section 9.2   Information Rights with Respect to
                            Common Stock Acquired by Purchasers. . . . .  42
            Section 9.3   Board of Directors of the Company. . . . . . .  43
            Section 9.4   Certain Covenants Relating to Special
                            Common Stock . . . . . . . . . . . . . . . .  45
            Section 9.5   [RESERVED].. . . . . . . . . . . . . . . . . .  45
            Section 9.6   [RESERVED].. . . . . . . . . . . . . . . . . .  45
            Section 9.7   [RESERVED] . . . . . . . . . . . . . . . . . .  46
            Section 9.8   Further Action.. . . . . . . . . . . . . . . .  46
            Section 9.9   Bank Holding Company . . . . . . . . . . . . .  46
            Section 9.10  Changes to Bylaws. . . . . . . . . . . . . . .  46
            Section 9.11  Exchange and Other Rights with Respect to
                            Series A Capital Securities. . . . . . . . .  46

                                         (i)

            Section 9.12  Cooperation in Series A Transfer . . . . . . .  54

Section 10. Survival of Representations, Warranties and Agreements.. . .  54

Section 11. [RESERVED]     . . . . . . . . . . . . . . . . . . . . . . .  55

Section 12. Indemnity.     . . . . . . . . . . . . . . . . . . . . . . .  55

Section 13. Termination; Termination Fee.. . . . . . . . . . . . . . . .  57

Section 14. Notices.       . . . . . . . . . . . . . . . . . . . . . . .  58

Section 15. Binding Effect.. . . . . . . . . . . . . . . . . . . . . . .  59

Section 16. Governing Law. . . . . . . . . . . . . . . . . . . . . . . .  60

Section 17. Entire Agreement.. . . . . . . . . . . . . . . . . . . . . .  60

Section 18. Assignment.    . . . . . . . . . . . . . . . . . . . . . . .  60

Section 19. Successors.    . . . . . . . . . . . . . . . . . . . . . . .  61

Section 20. Expenses.      . . . . . . . . . . . . . . . . . . . . . . .  61

Section 21. Severability of Provisions.. . . . . . . . . . . . . . . . .  61

Section 22. Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . .  61

Section 23. Execution in Counterparts. . . . . . . . . . . . . . . . . .  61

Section 24. Press Releases and Public Announcements. . . . . . . . . . .  62

Section 25. No Third Party Beneficiaries.. . . . . . . . . . . . . . . .  62

Section 26. Construction.  . . . . . . . . . . . . . . . . . . . . . . .  62

Section 27. Specific Performance.. . . . . . . . . . . . . . . . . . . .  62

Section 28. Submission to Jurisdiction.. . . . . . . . . . . . . . . . .  62

Section 29. Certain Definitions. . . . . . . . . . . . . . . . . . . . .  63

                                         (ii)

                                      SCHEDULES

SCHEDULE 5.2(f)     --   Regulatory Approvals with Respect to the Acquisition
SCHEDULE 5.2(hhh)   --   List of Holders of 1% of Common Stock
SCHEDULE 5.2(n)     --   Certain Capital Stock Matters
SCHEDULE 12(b)      --   Additional Indemnified Matters
DISCLOSURE SCHEDULES*

                                       EXHIBITS

EXHIBIT A**         --   Declaration of Trust of CSBI Capital Trust I
EXHIBIT B**         --   Junior Subordinated Debenture
EXHIBIT C***   --   Amended and Restated Certificate of Incorporation
EXHIBIT D***   --   Form of Series B Warrant
EXHIBIT E***   --   Standby Securities Purchase Agreement
EXHIBIT F*          --   Escrow Agreement
EXHIBIT G***        --   Registration Rights Agreement
EXHIBIT H***        --   Shareholder Agreement
EXHIBIT I**         --   Capital Securities Guarantee Agreement
EXHIBIT J           --   Confidentiality Statement




   *    Omitted
   **   To be filed by amendment
   ***  Operative version filed separately

                                        (iii)

                                 AMENDED AND RESTATED
                            SECURITIES PURCHASE AGREEMENT
       (TRUST ORIGINATED SERIES A CAPITAL SECURITIES, SERIES B PREFERRED STOCK,
                 SERIES C PREFERRED STOCK, SERIES D PREFERRED STOCK,
                          SPECIAL COMMON STOCK AND WARRANTS)


     THIS AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 5th day of June, 1997, by and among Commerce Security Bancorp, Inc., a Delaware corporation with its principal place of business located in Huntington Beach, California (the "Company"), the Company's subsidiaries (which consist of Commerce Security Bank, SDN Bancorp, Inc., Liberty National Bank, and San Dieguito National Bank) (collectively, the "Subsidiaries"), and Madison Dearborn Capital Partners II, L.P., a Delaware limited partnership ("MDP"), Olympus Growth Fund II, L.P., a Delaware limited partnership ("Olympus I"), and Olympus Executive Fund, L.P., a Delaware limited partnership ("Olympus II" and collectively with Olympus I, "Olympus"). (MDP and Olympus are called collectively the "Purchasers" and the Company, the Subsidiaries and the Purchasers are called collectively the "Parties".)

     WHEREAS, the Company has obtained commitments from certain institutional and accredited investors through a private placement of shares of its Class B common stock, par value $.01 (the "Class B Common Stock"), and previously entered into that certain Securities Purchase Agreement dated February 13, 1997 with MDP and Olympus (the "Original Agreement") with respect to the purchase and sale of the Senior Securities (as defined herein and, together with the purchase and sale of the Common Stock, the "Private Placement"), each in connection with the proposed acquisition (the "Acquisition") by the Company of Eldorado Bancorp (the "Target Company") pursuant to the Agreement and Plan of Merger (the "Acquisition Agreement") dated December 24, 1996 by and between the Company and the Target Company, which Acquisition is described in the Company's Private Placement Memorandum pertaining to the Private Placement (as hereinafter more specifically defined, the "Placement Memorandum");

     WHEREAS, the Parties subsequently amended the Original Agreement by entering into a First Amendment to Securities Purchase Agreement, dated as of March 21, 1997 (the "First Amendment"), a Second Amendment to Securities Purchase Agreement, dated as of April 11, 1997 (the "Second Amendment") and a Third Amendment to Securities Purchase Agreement, dated as of even date herewith (the "Third Amendment");

     WHEREAS, the Parties desire to restate the Original Agreement in order to incorporate herein each of the First Amendment, the Second Amendment and the Third Amendment, and to further amend the rights and obligations of the Parties;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and other agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

         1.    PURCHASE AND DELIVERY OF SENIOR SECURITIES.

               (a) Subject to the terms and conditions herein set forth, each Purchaser hereby irrevocably agrees and commits to purchase from the Company or the Trust (as defined herein), as applicable, and the Company hereby irrevocably agrees and commits to sell or to cause the Trust to sell, as applicable, the following Senior Securities:

                    (i) 11,617 shares of trust originated Subordinated Capital Income Securities, Series A, initial liquidation value $1,000 per share (the "Series A Capital Securities"), evidencing an undivided preferred beneficial interest in the assets of CSBI Capital Trust I, a Delaware statutory business trust (the "Trust"), having the rights and preferences set forth in the Trust Agreement (the "Trust Agreement") attached hereto as EXHIBIT A. The assets of the Trust shall consist solely of junior subordinated debentures (the "Junior Subordinated Debentures"), having the rights and preferences set forth in the form of Junior Subordinated Debenture attached hereto as EXHIBIT B, and including any excess payments or interest received on the Junior Subordinated Debentures and not distributed. The aggregate purchase price of the Series A Capital Securities shall be Eleven Million Six Hundred Seventeen Thousand Dollars ($11,617,000).

                    (ii) 48,973 shares of Series B Preferred Stock, $.01 par value (the "Series B Preferred Stock"), having the rights and preferences set forth in the Amended and Restated Certificate of Incorporation attached hereto as EXHIBIT C (the "Amended and Restated Charter") and a warrant (the "Series B Warrant", or "Warrant"), in the form attached hereto as EXHIBIT D, entitling the holder to acquire an aggregate of 1,680,143 Warrant Shares. The aggregate purchase price of the Series B Preferred Stock and the Series B Warrant shall be Four Million Eight Hundred Ninety-Seven Thousand Three Hundred Dollars ($4,897,300), of which Sixteen Thousand Eight Hundred Dollars ($16,800) shall be allocated to the purchase of Series B Warrant.

                    (iii) 2,026,965 shares of Special Common Stock, par value $.01 per share (the "Special Common Stock"), of which 1,815,540 shares shall consist of Voting Special Common Stock and 211,425 shares shall consist of Non-Voting Special Common Stock, in each case having the rights and preferences set forth in the Amended and Restated Charter, for an aggregate purchase price of Nine Million Seven Hundred Forty-Nine Thousand Seven Hundred Two Dollars ($9,749,702).

     The Series A Capital Securities, the Series B Preferred Stock, the Special Common Stock and the Series B Warrant are sometimes collectively referred to herein as the "Senior Securities." For purposes of this Agreement, the term "Subscription Price" shall mean Twenty-Six Million Two Hundred Sixty Three Thousand Seven Hundred Two Dollars ($26,264,002), being equal to the sum of the respective purchase prices for the Series A Capital Securities, the Series B Preferred Stock, the Special Common Stock and the Warrant. The Senior Securities to be purchased by Olympus, and the Subscription Price therefor, shall be allocated ninety-nine percent (99.0%) to Olympus I, and one percent (1.0%) to Olympus II.

               (b) The Parties acknowledge that the Company has entered into a Standby Securities Purchase Agreement with Dartmouth Capital Group, L.P. (respectively, the "Standby Agreement" and "DCG"), substantially in the form attached hereto as EXHIBIT E, for the purchase of:

              (i) 4,423 shares of Series A Capital Securities, for a purchase price of Four Million Four Hundred Twenty-Three Thousand One Hundred Dollars ($4,423,000),

             (ii) 18,647 shares of Series B Preferred Stock, together with a Series B Warrant entitling the holder to acquire an aggregate of 639,714 Warrant Shares, for an aggregate purchase price (for both such Series B Preferred Stock and such Series B Warrant) of One Million Eight Hundred Sixty-Four Thousand Seven Hundred Dollars ($1,864,700), and

            (iii) 771,788 shares of Voting Special Common Stock, for a purchase price of Three Million Seven Hundred Twelve Thousand Two Hundred Dollars ($3,712,300),

     The Parties agree that the Company shall draw upon the Standby Agreement and shall require DCG to purchase the foregoing amount of Senior Securities under the Standby Agreement, with the closing under the Standby Agreement and the issuance of Senior Securities to DCG thereunder to occur substantially simultaneously with the Funding.

    2. THE FUNDING. As soon as practicable after receipt of a written request by the Company, each Purchaser shall execute and deliver to the Company the Escrow Agreement in the form attached as EXHIBIT F to this Agreement, subject only to such changes as the escrow agent may request, which changes shall not in the reasonable determination of the Purchasers adversely affect the rights or obligations of Purchasers under the Escrow Agreement (and which in no event shall limit the Purchasers' right to direct the funds in the escrow account). Each Purchaser agrees to deliver payment for the Senior Securities at the Funding, which shall not be held until at least fifteen (15) days following receipt of notice from the Company that the Company believes all of the material conditions to the closing of the Acquisition have been satisfied or, if permitted, duly waived by each Purchaser and that the Acquisition is expected to occur within the next twenty-five (25) days. The issuance of such notice in accordance with this Section shall in no way prejudice the right of any Purchaser to assert that a closing condition under either Section 7.1 or 7.3 has not been satisfied. The delivery of the Senior Securities and the payment of the Subscription Price shall take place concurrently at the executive offices of the Company at One Pacific Plaza, 7777 Center Avenue, Huntington Beach, California, prior to but substantially simultaneously with the closing of the Acquisition (the "Acquisition Closing"), such time and date to be not less than eighteen (18) nor more than twenty-five
(25) days after the foregoing notification and to be specified therein (such time and date being referred to as the "Funding Time", the date of the Funding being referred to as the "Funding Date" and the consummation of the Acquisition and the Private Placement being referred to as the "Funding"). If the Acquisition Closing does not occur at or before 3:00 p.m. (Pacific time) on the date next following the Funding Date, the Purchasers (and the Purchasers alone) may direct the escrow agent under the Escrow Agreement (the "Escrow Agent") to return by wire transfer in accordance with instructions provided by the Purchasers the Subscription Price and any interest earned thereon. The Company may upon written notice given to the Purchasers via facsimile not less than five
(5) business days prior to the scheduled Funding Date, postpone the Funding Date by up to ten (10) business days. If the Company has elected to postpone the Funding Date and the Funding does not occur on such later date, the Company shall consult in advance with the Purchasers prior to giving notice the Purchasers notice of a subsequent Funding Date; PROVIDED, HOWEVER, that nothing contained in the Section shall affect the right of any Party to terminate this Agreement in accordance with the terms of this Agreement, including, without limitation, pursuant to Section 4(b).

    3. DELIVERY OF SENIOR SECURITIES. At the Funding, the Senior Securities to be sold to each Purchaser hereunder, registered in the name of such Purchaser or its nominee(s), as such Purchaser may specify in writing at least three (3) days prior to the Funding Date, shall be delivered by or on behalf of the Company or the Trust, as applicable, to each Purchaser, for such Purchaser's account, against delivery by such Purchaser of the Subscription Price therefor in immediately available funds in the form of one or more federal funds checks or a wire transfer to the Escrow Agent, subject to the Acquisition Closing.

    4. AGREEMENTS AND CONSENTS OF THE PURCHASER. The Purchasers, the Company and Subsidiaries hereby agree as follows:

          (a) The Purchasers, the Company and Subsidiaries agree that this Agreement is irrevocable and that the rights and obligations of any party hereto shall not be terminated or affected by operation of law, whether by death, incompetence, disability or the occurrence of any other event affecting Purchasers, the Company or Subsidiaries. In the event that the Funding Date does not occur on or before August 15, 1997 or the Acquisition Agreement is terminated, this Agreement shall terminate without liability to any party hereto, except to the extent the Purchasers are entitled to receive such fees as are provided in Section 13 hereof or except as otherwise provided in this Agreement.

          (b) In the event FRB approval is not obtained for the issuance of the Senior Securities, including without limitation any of the rights or obligations in this Agreement and in the Ancillary Agreements set forth as exhibits hereto, then the Company shall, in writing, notify the Purchasers promptly. Upon receipt of such notice, the Purchasers and the Company shall promptly determine the nature and extent of adjustment to the Senior Securities or the Ancillary Agreements that will have to be made in order to obtain FRB approval for the transactions contemplated herein, and shall negotiate in a commercially reasonable fashion to amend as soon as practicable the terms of the Senior Securities in a manner that (i) allows the Company to obtain FRB approval, (ii) preserves the overall economic and contractual benefits of the Senior Securities, and (iii) does not cause more than an insignificant increase in the risk to the Purchasers of an investment in the Company. If, following the commencement of negotiations contemplated by this Section 4(b), the Purchasers reasonably determine that the Company and the Purchasers will be unable to agree on amendments to the terms of the Senior Securities and the Ancillary Agreements, then the Purchasers may, at their election upon twenty (20) business days' notice to the Company, terminate this Agreement, which termination shall be without liability to any Party hereto. The notice in the immediately preceding sentence (the "Termination Notice") shall set forth with reasonable specificity the changes to the terms of the Senior Securities and the Ancillary Agreements that would make the Senior Securities acceptable to the Purchasers. The Company shall respond in writing to the Termination Notice within ten (10) business days after the receipt of Termination Notice, which response shall set forth with reasonable specificity whether any of the changes to the terms of the Senior Securities and the Ancillary Agreements set forth in the Termination Notice are acceptable to the Company and what modification to the Purchasers' proposal would be acceptable to the Company.

    5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company and the Subsidiaries hereby represent and warrant jointly and severally to the Purchasers that, subject to the specific exceptions disclosed in the disclosure schedule delivered by the Company to the Purchasers on the date hereof and initialed by the Parties (the "Disclosure Schedule"), the statements contained in this Section 5 are correct and complete as of the date of this Agreement, and that, subject to the exceptions disclosed in an updated disclosure schedule delivered by the Company to the Purchasers on or about the fifth Business Day prior to the Funding Date and initialed by the Parties (the "Updated Disclosure Schedule"), the statements contained in this Section 5 will be correct and complete as of the Funding Date (as though made then and as though the Funding Date were substituted for the date of this Agreement throughout this Section 5). The Disclosure Schedule and the Updated Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 5. With respect to the representations and warranties to which they pertain, the Disclosure Schedule is, and when delivered the Updated Disclosure Schedule will be, complete and accurate, and does not and will not contain any untrue statement of fact or omit to state a fact necessary to make the statement therein not misleading.

    5.1 REPRESENTATION AND WARRANTY REGARDING TARGET. Except as disclosed in the disclosure schedules delivered pursuant to the Acquisition Agreement, as supplemented by the Disclosure Schedule, each representation and warranty made by the Target in the Acquisition Agreement (other than those statements made therein that are made as of a specified date) remains true, correct and complete as of the date hereof as though made on this date.

    5.2   OTHER REPRESENTATIONS AND WARRANTIES.

          (a) As of the date hereof, the Company is, and at all times thereafter through the time of Funding, the Company will have been, duly organized and validly existing and in good standing as a corporation organized under the laws of the State of Delaware, with corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Placement Memorandum and to perform its obligations under this Agreement, and is duly qualified as a foreign corporation to transact business and in good standing in each jurisdiction where the failure to so qualify would have a adverse effect on the conduct of the business, the condition (financial or otherwise), or the earnings or business (collectively, the "Condition") of the Company or (when formed) the Trust. All of the issued and outstanding capital stock of the Company has been duly authorized and validly issued and is fully paid and nonassessable.

          (b) Each Subsidiary, Target Company and Target Subsidiary is, as of the date hereof, and at all times thereafter through the time of the Funding will have been, duly organized and validly existing in good standing under the laws of the jurisdiction of its organization and duly qualified as a foreign corporation to transact business and in good standing in each jurisdiction where the failure to so qualify would have a adverse effect on the Condition of any of the Company, the Subsidiaries, Target Company, Target Subsidiary or (when formed) the Trust. All of the issued and outstanding capital stock of each Subsidiary has been duly authorized and validly issued and is fully paid and (except as provided by law) nonassessable and is owned by the Company, directly or through Subsidiaries, free and clear of any mortgage, pledge, lien, encumbrance or claim whatsoever; and all of the issued and outstanding capital stock of Target Subsidiary has been duly authorized and validly issued and is fully paid and (except as provided by law) nonassessable and is owned by Target Company, free and clear of any mortgage, pledge, lien, encumbrance or claim whatsoever. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls or other contracts or commitments that could require the Company, its Subsidiaries, Target Company or Target Subsidiary to sell, transfer, cause to be outstanding, or otherwise dispose of any capital stock of the Company, its Subsidiaries, Target or Target Subsidiary (other than those created by or pursuant to this Agreement), which would dilute Purchasers' equity in the Company, its Subsidiaries, Target Company or Target Subsidiary. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company, its Subsidiaries, Target Company or Target Subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company, its Subsidiaries, Target Company or Target Subsidiary to which the any of such entities, or any holder of 5% or more of the outstanding capital stock of such entity, is a party. The Company (or one of its Subsidiaries) holds of record and owns beneficially all of the outstanding shares of each of its Subsidiaries, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Target Company holds of record and owns beneficially all of the outstanding shares of the Target Subsidiary, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. At Funding, the Purchasers will hold of record and own beneficially all of the outstanding preferred shares of the Trust, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands, and the only other shares of the Trust outstanding at the Funding will be Common Shares held, of record and beneficially, by the Company. None of the Company, its Subsidiaries, Target Company or Target Subsidiary controls, directly or indirectly, or has any direct or indirect equity participation in, any corporation, partnership, trust, or other business association which is not a Subsidiary of the Company or of the Target Company. Except for the Subsidiaries and Target Subsidiary and other than as reflected in the Financial Statements (as hereinafter defined) (including interests reflected on the Financial Statements in the category of investment securities, all of which interests are of less than 1% of the applicable entity's outstanding shares), the Company does not and the Target Company does not, directly or indirectly, own any shares of stock or any securities of any corporation or have any equity interest in any firm, partnership, association or other entity.

          (c) The Company, its Subsidiaries, Target Company and Target Subsidiary possess all licenses, permits and other governmental authorizations as are currently required for the conduct of their respective businesses, except where the failure to possess such a license, permit or other authorization would not reasonably be expected to have a adverse effect on the Condition of any of the Company, its Subsidiaries, Target Company or Target Subsidiary, and all such licenses, permits and other governmental authorizations are in full force and effect. The Company, its Subsidiaries, Target Company and Target Subsidiary are in compliance therewith except to the extent that noncompliance would not have a adverse effect on the noncomplying entity; and neither the Company, its Subsidiaries, Target Company nor Target Subsidiary has received notice of any proceeding or action relating to the revocation or modification of any such license, permit or other governmental authorization. There exists no Basis which could be expected to result in the Company, its Subsidiaries, Target Company or Target Subsidiary not possessing all licenses, permits and other governmental authorizations necessary for the conduct of their respective businesses.

          (d) Neither the Company, any of the Subsidiaries, Target Company nor Target Subsidiary is in violation of its charter or other organizational document or bylaws, and neither the Company, any of the Subsidiaries, Target Company nor Target Subsidiary is in default in the performance or observance of the obligations, agreements, covenants or conditions contained in any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which it or any of them or any of their properties may be bound.

          (e) The Company and its Subsidiaries have full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform their respective obligations hereunder. The execution, delivery and performance of this Agreement by the Company and its Subsidiaries and the consummation by the Company and its Subsidiaries of the transactions contemplated hereby, including the filing of the Amended and Restated Charter and the execution of the Trust Agreement, have been duly authorized by all necessary corporate action of the Company and its Subsidiaries, and this Agreement constitutes a valid and legally binding instrument of the Company and each of its Subsidiaries, enforceable in accordance with its terms. No other corporate or other proceedings on the part of the Company or its Subsidiaries are necessary to consummate the transactions contemplated hereby.

          (f) The execution, delivery and performance of this Agreement, the consummation by the Company of the sale of the Senior Securities and the compliance by the Company and its Subsidiaries with the terms hereof (A) will not conflict with, or result in a breach or violation of any of the terms or provisions of, or constitute a default under, the Certificate of Incorporation, assuming the filing prior to the Funding of the Amended and Restated Charter, or the bylaws of the Company or of any of its Subsidiaries, (B) will not conflict with, result in a breach of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, note, indenture, bond, mortgage, deed of trust or other arrangement to which the Company, its Subsidiaries, Target Company or Target Subsidiary is a party or by which any of them is bound or to which any of their assets are subject, and (C) will not conflict with, or result in a breach or violation of any applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court having jurisdiction over the Company, its Subsidiaries, Target Company or Target Subsidiary or any of their properties or assets. No consent, approval, authorization, order, registration or qualification of or with any third party, government, governmental instrumentality or court is required for the valid authorization, execution, delivery and performance by the Company or its Subsidiaries of this Agreement, the issuance of the Senior Securities, the payment of the Commitment Fee or the consummation by the Company, its Subsidiaries, and the Trust of the other transactions contemplated by this Agreement, except such federal and state regulatory approvals as are described on SCHEDULE 5(f) attached hereto, such consents, approvals, authorizations, registrations or qualification as may be required under state securities or "blue sky" laws.

          (g) Upon the filing of the Amended and Restated Charter, the filing of the Certificate of Trust of the Trust and the execution of the Declaration of Trust, the Senior Securities will be duly authorized, and when issued and delivered by the Company or the Trust, as applicable, against payment therefor, the Senior Securities will be validly issued, fully paid and non-assessable, and the forms of certificates or instruments evidencing each of the Senior Securities and the Junior Subordinated Debentures will be in due and proper form.

          (h) Relying in part on the representations and warranties of the Purchasers set forth in Section 6, the offering of the Senior Securities to the Purchasers is exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Section 4(2) thereof.

          (i) The Company's December 18, 1996 Private Placement Memorandum and the December 20, 1996 Supplement thereto (collectively, the "Placement Memorandum") did not, as of the respective dates thereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading with respect to information regarding the Company and its Subsidiaries. Excluding (i) the terms and conditions of this Agreement and the Ancillary Agreements and (ii) information which is set forth in the various sections of, respectively, the Disclosure Schedules or the Updated Disclosure Schedules (as applicable), nothing has come to the Company's attention that could cause any information concerning the Company or its Subsidiaries contained in the Placement Memorandum to be inaccurate in any material respect.

          (j) The information concerning the Target Company that is contained in the Placement Memorandum, as of the date of the Placement Memorandum, was true and correct and the representations and warranties as set forth in the Acquisition Agreement, as of the date of the Acquisition Agreement, were true and correct. Excluding (i) the terms and conditions of this Agreement and the Ancillary Agreements and (ii) information which is set forth in the various sections of, respectively, the Disclosure Schedules or the Updated Disclosure Schedules (as applicable), nothing has come to the Company's attention that would cause any information concerning the Target Company contained in the Placement Memorandum to be inaccurate in any material respect.

          (k) The accountants who certified the Company's financial statements and supporting schedules of SDN Bancorp, Inc., Liberty National Bank and Commerce Security Bank included in the 1996 Information Statement (as defined in the Placement Memorandum) are independent public accountants within the meaning of the Securities Act and the regulations promulgated by the Securities and Exchange Commission (the "SEC") thereunder (the "Securities Act Regulations").

          (l) (i) The audited consolidated and consolidating financial statements of the Company, the Subsidiaries and Target Company for fiscal years 1994 and 1995, (ii) the unaudited consolidated financial statements of the Company and of Target Company for the three- and nine-month periods ended September 30, 1996, and (iii) the internal, unaudited consolidated balance sheet and profit and loss statement of the Company as at December 31, 1996 and for the period then ended the "Unaudited 1996 Financials", and collectively with the items in clauses (i) and (ii), the "Financial Statements"), have been provided to the Purchasers. The Financial Statements (1) comply, except as may be reflected in the notes to such Financial Statements, as to form with the accounting requirements of the Securities Act, the Securities Act Regulations, and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (2) present fairly the financial position of the respective entities as at the dates indicated and the results of their operations for the periods specified, except as may be described on the Disclosure Schedule, (3) contain accurate accruals and prepayments for Taxes, (4) are correct and complete, (5) are consistent with the books and records of the Company and its Subsidiaries (which books and records are correct and complete, and have been and are being maintained in accordance with applicable regulations), and (6) have been prepared in conformity with generally accepted accounting principles applied on a consistent basis, except (with regard to each of clauses (1) through (6)) (x) as stated therein, (y) in the case of unaudited statements, by the absence of footnotes and other presentation items, and the absence of normal year-end adjustments and, (iii) in the case of the Unaudited 1996 Financials, such adjustments as may be adopted pursuant to the pending audit of such statements, none of which adjustments will represent (individually or in the aggregate) an adverse change to the Unaudited 1996 Financials. In addition, the Company has delivered to the Purchasers pro forma financial statements presenting the Company (with the Subsidiaries) and the Target (together with the Target Subsidiary) as at September 30, 1996 and for the three- and nine-month period then ended (the "Pro Forma Financial Statements"). Such Pro Forma Financial Statements (i) accurately reflect the combined financial condition of the Company and Target Company as at the date thereof and for the periods then ended, and (ii) comply with the requirements of Regulation S-X and reflect all adjustments necessary to present fairly the pro forma financial position of the Company at the dates indicated. Except as set forth in the Financial Statements, neither the Company, its Subsidiaries, Target Company nor Target Subsidiaries has (i) Loss Contingencies (as defined below) which are not required by GAAP to be accrued and which could reasonably be expected, if adversely resolved, to have an adverse effect on the Company, its Subsidiaries, Target Company and Target Subsidiary; or (ii) any other liabilities or obligations (whether absolute, accrued, direct or indirect, joint or several, contingent or otherwise, and whether due or to become due), which are not required by GAAP to be accrued.

          (m)  From September 30, 1996 through and including the date hereof,
(1) no event or development has occurred with respect to the Company, any of its Subsidiaries, the Target Company or the Target Subsidiary that, individually or in the aggregate, has had or could reasonably be expected to have, a material adverse effect on the Condition, operations, results of operations or future prospects of the Company and its Subsidiaries or of the Target Company and the Target Subsidiary, as applicable, with each consolidated group considered as one enterprise, whether or not arising in the ordinary course of business, (2) other than the Acquisition Agreement (and other agreements related to the Acquisition) and the agreements relating to the Private Placement, there have been no transactions or agreements entered into by any of the Company, its Subsidiaries, Target Company or Target Subsidiary other than those in the Ordinary Course of Business, (3) except pursuant to agreements relating to the Acquisition or the Private Placement and described in the Placement Memorandum, or in the case of Target Company pursuant to the exercise of stock options, neither the Company nor any of its Subsidiaries nor Target nor Target Subsidiary has issued or purported to issue any securities or, other than in the Ordinary Course of Business, incurred any liability or obligation, direct or contingent, for borrowed money, and (4) neither the Company, any of its Subsidiaries, the Target Company nor the Target Subsidiary has entered into or modified any outstanding agreement with, or plan or undertaking submitted to, any regulatory or supervisory agency or body which would modify the ability of the Company and its Subsidiaries or the Target Company and the Target Subsidiaries to continue to conduct their respective businesses as now currently conducted. Without limiting the generality of the foregoing since September 30, 1996:

          (1) none of the Company, its Subsidiaries, Target Company, and Target Subsidiaries has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

          (2) none of the Company, its Subsidiaries, Target Company, and Target Subsidiaries has entered into any written or oral agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business;

          (3) no party (including any of the Company, its Subsidiaries, Target Company, and Target Subsidiaries) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business, to which any of the Company, its Subsidiaries, Target Company, and Target Subsidiaries is a party or by which any of them is bound;

          (4) none of the Company, its Subsidiaries, Target Company, and Target Subsidiaries has imposed any Security Interest outside the Ordinary Course of Business upon any of its assets, tangible or intangible;

          (5) none of the Company, its Subsidiaries, Target Company, and Target Subsidiaries has made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business;

          (6) none of the Company, its Subsidiaries, Target Company, and Target Subsidiaries has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

          (7) none of the Company, its Subsidiaries, Target Company, and Target Subsidiaries has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $100,000 singly or $500,000 in the aggregate;

          (8) none of the Company, its Subsidiaries, Target Company, and Target Subsidiaries has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

          (9) none of the Company, its Subsidiaries, Target Company, and Target Subsidiaries has canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

          (10) none of the Company, its Subsidiaries, Target Company, and Target Subsidiaries has granted any license or sublicense of any rights under or with respect to any Intellectual Property;

          (11) there has been no change made or authorized in the charter or bylaws of any of the Company, its Subsidiaries, Target Company, and Target Subsidiaries;

          (12) none of the Company, its Subsidiaries, Target Company, and Target Subsidiaries has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

          (13) none of the Company, its Subsidiaries, Target Company, and Target Subsidiaries has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock other than dividends paid by the Subsidiaries to the Company or by Target Subsidiary to Target Company;

          (14) none of the Company, its Subsidiaries, Target Company, and Target Subsidiaries has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

          (15) none of the Company, its Subsidiaries, Target Company, and Target Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

          (16) none of the Company, its Subsidiaries, Target Company, and Target Subsidiaries has entered into any employment contract or collective bargaining agreement, written or oral, or materially modified the terms of any existing such contract or agreement;

          (17) none of the Company, its Subsidiaries, Target Company, and Target Subsidiaries has granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

          (18) none of the Company, its Subsidiaries, Target Company, and Target Subsidiaries has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

          (19) none of the Company, its Subsidiaries, Target Company, and Target Subsidiaries has made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

          (20) none of the Company, its Subsidiaries, Target Company, and Target Subsidiaries has made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

          (21) neither the Company nor any of its Subsidiaries has made, guaranteed, assumed or otherwise become liable for any borrowing outside the Ordinary Course of Business, or has canceled any debt or claim owed it other than with respect to loans and leases held and serviced by the Company and its Subsidiaries in the Ordinary Course of Business;

          (22) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company, any of its Subsidiaries, Target Company or Target Subsidiary that has had, or that could reasonably be expected to have, a material adverse effect on the Company, its Subsidiaries, Target Company and Target Subsidiary; and

          (23) neither the Company, any of its Subsidiaries, Target Company nor Target Subsidiary has committed to any of the foregoing.

          (n) CAPITALIZATION. As of the date of this Agreement, the Company's capital stock consists of 1,000,000 authorized shares of preferred stock, $.01 par value per share, none of which is issued and outstanding, and 12,000,000 authorized shares of common stock, $.01 par value per share, of which 9,697,430 shares are issued and outstanding. SCHEDULE 5.2(n) attached to this Agreement sets forth (i) the number of shares reserved as of the date of this Agreement for issuance under the Company's stock option plan; (ii) the number of shares of Common Stock subject to stock options that the Company has issued or has agreed to issue; (iii) the number of shares of restricted stock that the Company will be obligated to issue any employee of the Company as a consequence of the consummation of the Private Placement; (iv) the number of shares of Class B Common Stock subject to warrants that the Company shall be obligated to issue to The Shattan Group, LLC as a consequence of the consummation of the Private Placement, and (v) a summary of the conversion feature of the mandatorily convertible subordinated debentures of SDN Bancorp, Inc. Except as set forth on SCHEDULE 5.2(n), neither the Company nor any of its Subsidiaries has granted or executed any agreement or instrument entitling the holder to acquire an equity interest in the Company or its Subsidiaries. The entire authorized capital stock of the Subsidiaries are as follows:

                      SHARES AUTHORIZED    SHARES ISSUED &   SHARES IN TREASURY
                                             OUTSTANDING

              SDN           3,000                100                   0
     San Dieguito          725,000             632,500                 0
          Liberty         1,750,000            125,000                 0
         Commerce            100                  10                   0

          (o) COMPLIANCE WITH LAW. The Company, its Subsidiaries, the Target Company and the Target Subsidiaries have conducted, and are presently conducting, their businesses so as to comply in all respects with all applicable statutes and regulations as to which a failure to comply could reasonably be expected to have an adverse effect on the Condition of any of the Company, its Subsidiaries, the Target Company and the Target Subsidiaries. Neither the Company nor any of its Subsidiaries and neither the Target Company nor the Target Subsidiary is in violation of any written directive from any regulatory or governmental body to make any change in the method of conducting its business; there is no charge, investigation, action, suit or proceeding before or by any court or governmental agency or body (domestic or foreign) pending, threatened in writing or, to the Knowledge of the Company, contemplated against the Company or any of its Subsidiaries or pending or threatened in writing against the Target Company or any of the Target Subsidiaries; all pending or threatened legal or governmental proceedings to which the Company or any of its Subsidiaries is a party or of which any of their respective properties or assets is the subject, including ordinary routine litigation incidental to their business, considered in the aggregate, could not reasonably be expected to have an adverse effect upon the Condition or prospects of the Company, its Subsidiaries, the Target Company and the Target Subsidiary taken as a whole. Neither the Company, its Subsidiaries, Target Company nor Target Subsidiaries is a party to any agreement or understanding with any regulatory authority charged with the supervision or regulation of financial institutions or engaged in the insurance of deposits which restricts the conduct of its business or in any manner relates to its capital adequacy, credit or reserve policies, ability to pay dividends, net worth or asset maintenance or management. Neither the Company, its Subsidiaries, Target Company nor Target Subsidiaries requires any material Consent of any Person to permit it to operate its business in the manner in which it presently is being conducted (excepting only those Consents of governments and governmental instrumentalities previously obtained and currently in effect), and each possesses all permits and other authorizations from all Persons, including, without limitation, all regulatory authorities, presently required or necessary to permit it to operate its business in the manner in which it presently is being conducted and proposed to be conducted in the immediate future.

          (p) JUNIOR COMMON FINANCING. The Company has received binding subscriptions providing for an investment of not less than $19 million in Common Stock by certain existing shareholders of the Company and other parties (the "Junior Common Financing"), and the Company has provided to the Purchasers true and correct copies of the subscription agreements for the Junior Common Financing.

          (q) TRUST ITEMS. The exclusive purpose of the Trust is to issue and sell (i) Series A Capital Securities with an aggregate par value (and aggregate purchase price) of $28,000,000 to the Purchasers, and (ii) Common Securities with an aggregate purchase price of $866,000 to the Company, and to use the proceeds of the sales referenced in clauses (i) and (ii) to acquire $28,866,000 of the 11% Junior Subordinated Debentures that the Company issues. The Trust shall not engage in any other activities without the consent of the holders of two-thirds of the issued and outstanding shares of Series A Preferred Stock.

          (r) BROKERS' FEES. None of the Company, its Subsidiaries, Target Company and Target Subsidiaries has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or the Acquisition for which the Purchasers could become liable or obligated.

          (s) ABSENCE OF BANKRUPTCY PROCEEDINGS. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, threatened against the Company, its Subsidiaries, Target Company, or Target Subsidiaries.

          (t) TITLE TO ASSETS. The Company, its Subsidiaries, Target Company, and Target Subsidiaries have good and marketable title to, or a valid leasehold interest in, all properties and assets (excluding properties or assets classified as "Other Real Estate Owned" or otherwise acquired in connection with the collection of any loan or lease) used by them, located on their premises, or shown on the Company's and its Subsidiaries' September 30, 1996 financial statements or on Target Company's and Target Subsidiaries' September 30, 1996 financial statements, or acquired after the date thereof, free and clear of all Security Interests other than those reflected in such financial statements (or, in the case of properties or assets acquired after September 30, 1996, Security Interests granted in the Ordinary Course of Business).

          (u) UNDISCLOSED LIABILITIES. The Company, its Subsidiaries, Target Company, and Target Subsidiaries do not have Liabilities (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to Liabilities), except for (i) Liabilities specifically (and not by implication) set forth on the face of one or more of such entities' December 31, 1996 balance sheets, (ii) Liabilities incurred since such date but solely to the extent that such Liabilities are routine and are or have been incurred in connection with the core business of each entity as of the date of this Agreement (i.e., accepting deposits, making and servicing loans and leases, and providing related cash management services and other services for small businesses than are ancillary to the cash management business), and do not include Liabilities for any items that are not covered by the foregoing, including but not limited to extraordinary or non-recurring events, and (iii) Liabilities specifically disclosed or arising out of facts specifically disclosed (and, in either case, not otherwise indemnified pursuant to Section 12) on the Disclosure Schedule pursuant to other provisions of this Section 5.

          (v)  TAX MATTERS.

               1. Each of the Company, its Subsidiaries, Target Company, and Target Subsidiaries has filed all Tax Returns that it is required to file, giving effect to any extensions obtained. All such Tax Returns are correct and complete. All Taxes as to which payment has come due (giving effect to any extensions obtained) on or before the date hereof by any of the Company, its Subsidiaries, Target Company, and Target Subsidiaries (whether or not shown on any Tax Return) have been paid. None of the Company, its Subsidiaries, Target Company, and Target Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.

               2. The Company has no Knowledge that any authority will assess any additional Taxes with respect to any of the Company, its Subsidiaries, Target Company or Target Subsidiary for any period for which Tax Returns have been filed. There is no dispute or claim with any governmental authority concerning any Tax Liability of any of the Company, its Subsidiaries, Target Company, and Target Subsidiaries.

               3. None of the Company, its Subsidiaries, Target Company, and Target Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

               4. None of the Company, its Subsidiaries, Target Company, and Target Subsidiaries has filed a consent under Code Sec. 341(f) concerning collapsible corporations. None of the Company, its Subsidiaries, Target Company, and Target Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will not be deductible under Code Sec. 280G. None of the Company, its Subsidiaries, Target Company, and Target Subsidiaries has been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii). Each of the Company, its Subsidiaries, Target Company, and Target Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Sec. 6662. None of the Company, its Subsidiaries, Target Company, and Target Subsidiaries is a party to any Tax allocation or sharing agreement. None of the Company, its Subsidiaries, Target Company, and Target Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company or another Subsidiary, or the Target Company, as applicable) or (B) has any Liability for the Taxes of any Person (other than any of the Company, its Subsidiaries, Target Company and Target Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

               5. The unpaid Taxes of the Company, its Subsidiaries, Target Company, and Target Subsidiaries (A) did not, as of September 30, 1996, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the September 30, 1996 Balance Sheet and (B) do not exceed that reserve as adjusted for the passage of time through the Funding Date in accordance with the past custom and practice of the Company, its Subsidiaries, Target Company, and Target Subsidiaries in filing their Tax Returns.

          (w)  REAL PROPERTY.

               1. The Disclosure Schedule lists and describes briefly all real property (other than Other Real Estate Owned ("OREO")) that any of the Company,
its Subsidiaries, Target Company, and Target Subsidiaries owns.   With respect
to each such parcel of owned real property:

                    (1) the identified owner has good and marketable title to the parcel of real property, free and clear of any Security Interests other than those reflected on the Company's or the Target Company's (as applicable) September 30, 1996 financial statements;

                    (2) there are no parties (other than the Company, its Subsidiaries, Target Company, and Target Subsidiaries) in possession of the parcel of real property;

               2. Each real property that the Company, its Subsidiaries, Target Company or Target Subsidiaries leases or subleases is listed and described in the Disclosure Schedule. With respect to each lease and sublease listed in the Disclosure Schedule:

                    (1) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

                    (2) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                    (3) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

          (x)  INTELLECTUAL PROPERTY.

               1. The Company, its Subsidiaries, Target Company and Target Subsidiaries own or have the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the operation of the businesses of the Company, its Subsidiaries, Target Company and Target Subsidiaries as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by any of the Company, its Subsidiaries, Target Company and Target Subsidiaries immediately prior to the Funding hereunder will be owned or available for use by the Company, its Subsidiaries, Target Company or Target Subsidiaries on identical terms and conditions immediately subsequent to the Funding hereunder.

               2. None of the Company, its Subsidiaries, Target Company and Target Subsidiaries have interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties. No third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any of the Company, its Subsidiaries, Target Company and Target Subsidiaries.

               3. The Disclosure Schedule identifies each item of Intellectual Property owned by any third party that any of the Company, its Subsidiaries, Target Company and Target Subsidiaries uses pursuant to license, sublicense, agreement, or permission entered into outside the Ordinary Course of Business.

               4. None of the Company, its Subsidiaries, Target Company and Target Subsidiaries will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

          (y) TANGIBLE ASSETS. The Company, its Subsidiaries, Target Company and Target Subsidiaries own or lease all buildings and all material equipment and other tangible assets necessary for the conduct of their businesses as presently conducted and as presently proposed to be conducted through the Funding Date.

          (z) CONTRACTS AND LEASES. The Disclosure Schedule lists the following contracts and other agreements to which the Company or any of its Subsidiaries, or to the Company's Knowledge, Target or Target Subsidiary, is a party:

          1.   any agreement concerning a partnership or joint venture;

          2. any agreement concerning confidentiality or noncompetition, other than (i) confidentiality agreements entered into in connection with possible acquisitions and business combinations and (ii) agreements with employees or former employees wherein such employees have agreed not to compete with the applicable entity;

          3. any agreement with any Affiliates of the Company or its Subsidiaries, or of Target or Target Subsidiary, as applicable;

          4. any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

          5.   any collective bargaining agreement;

          6. any agreement under which any of them has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

          7. any agreement under which the consequences of a default or termination would have an adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Company, its Subsidiaries, Target and Target Subsidiary;

          8. any instrument or agreement whereby the Company, any of its Subsidiaries, Target or Target Subsidiary indemnifies any other person against any loss or Liability, to the extent that (i) the principal purpose of the agreement is such indemnification, (ii) the agreement involves annual payments by either party of $100,000 or more, or (iii) if the indemnification obligations are triggered under such agreement, the Company, Subsidiary, Target Company or Target Subsidiary may become liable for amounts in excess of $100,000 that, but for such agreement, would not be a liability of the Company, Subsidiary, Target Company or Target Subsidiary;

          9. any agreement under which the Company, any of its Subsidiaries, Target or Target Subsidiary could have liabilities or obligations in the future relating to the acquisition or disposition of material assets, by way of merger, consolidation, purchase, sale or otherwise, or granting to any person a right at such person's option to purchase or acquire any material asset or property, of the Target or any interest therein (not including acquisitions or dispositions of inventory in the ordinary course of business);

          10. any other agreement (or group of related agreements), other than loans and leases originated or held by the Company, one of its Subsidiaries, Target or Target Subsidiary in the Ordinary Course of Business, and other than employment agreements disclosed elsewhere in the Disclosure Schedule, the performance of which obligates either party to pay consideration in excess of $100,000 per year.

The Company has made available to the Purchasers, to the extent requested, a correct and complete copy of each written agreement listed in the Disclosure Schedule pursuant to this subsection to which the Company, one of its Subsidiaries, Target Company or Target Subsidiary is a party, and a written summary setting forth the terms and conditions of each oral agreement referred to in the Disclosure Schedule pursuant to this subsection to which the Company, one of its Subsidiaries, Target Company or Target Subsidiary is a party. With respect to each agreement listed in the Disclosure Schedule pursuant to this subsection: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Company, its Subsidiaries, Target Company nor Target Subsidiaries nor any other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) neither the Company, its Subsidiaries, Target Company nor Target Subsidiaries nor any other party has repudiated any provision of the agreement.

          (aa) NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable carried as such on the books and records of the Company, its Subsidiaries, Target Company or Target Subsidiary are reflected properly on those books and records, are subject to no setoffs or counterclaims that have been asserted by the borrowers or debtors thereunder, and are current and performing in accordance with their terms. The loan and asset classifications utilized by each of the Company, its Subsidiaries, Target Company and Target Subsidiary are in accordance with applicable Regulatory Accounting Principles and prudent banking practice, and are consistently applied. As of December 31, 1996, the Company's consolidated allowance for loan and lease losses was $5,156,000. Based on evaluations of collectibility and prior loss experience in light of the information in the possession of management of the Company as of December 31, 1996, the allowance for loan and lease losses of its Subsidiaries and of Target Subsidiary is adequate to absorb losses inherent in their respective loans and leases. Neither the Company nor any Subsidiary has any outstanding loans, discounts or commitments to loan or discount which have not been made for good and valuable consideration in the Ordinary Course of Business. The Disclosure Schedule sets forth an accurate and complete list, with respect to each Bank, of all extensions of credit to officers, directors, principal shareholders and their related interests ("Insiders"), as these terms are defined in Regulation O, 12 C.F.R. Section 215.

          (bb) POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of any of the Company, its Subsidiaries, Target Company and Target Subsidiaries pursuant to which the applicable entity has granted authority to incur any Liability on behalf of the entity or to compromise any right of the applicable entity.

          (cc) INSURANCE. With respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which any of the Company, its Subsidiaries, Target Company and Target Subsidiaries have been a party, a named insured, or otherwise the beneficiary of coverage during the last three years:
(A) the policy, or a substitute policy providing coverage that is not substantially less than that of the original policy, is legal, valid, binding, enforceable, and in full force and effect; (B) the policy (or its substitute) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither any of the Company, its Subsidiaries, Target Company and Target Subsidiaries nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy unless a substitute policy has been obtained; and (D) neither the Company, its Subsidiaries, Target Company nor Target Subsidiaries, nor any other party to the policy has repudiated any provision thereof. Each of the Company, its Subsidiaries, Target Company and Target Subsidiaries have been covered during the past three years by insurance in scope and amount customary and commercially reasonable for the businesses in which it has engaged. The Disclosure Schedule describes any self-insurance arrangements affecting any of the Company, its Subsidiaries, Target Company and Target Subsidiaries.

          (dd) LITIGATION. The Disclosure Schedule sets forth each instance in which any of the Company, its Subsidiaries, Target Company and Target Subsidiaries (i) is subject as a defendant (including as a defendant in counterclaim or cross-claim) to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is or is threatened to be made a defendant (including as a defendant in counterclaim or cross-claim) to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in the Disclosure Schedule would, if adversely determined, result in an adverse change in the business, financial condition, operations, results of operations, or future prospects of any of the Company, its Subsidiaries, Target Company and Target Subsidiary after taking into account any reserves or accruals previously taken or made in connection therewith, which reserves and accruals are reflected in the Financial Statements for each entity. The Company has no Knowledge that any such action, suit, proceeding, hearing, or investigation is likely to be brought or threatened against any of the Company, its Subsidiaries, Target Company or Target Subsidiaries.

          (ee) EMPLOYEES. The Company has no Knowledge of any plan by any executive officer, employee who constitutes an Insider (defined on p. 24), or group of employees to terminate employment with any of the Company, its Subsidiaries, Target Company and Target Subsidiaries. None of the Company, its Subsidiaries, Target Company and Target Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. None of the Company, its Subsidiaries, Target Company and Target Subsidiaries has committed any unfair labor practice. No organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of any of the Company, its Subsidiaries, Target Company and Target Subsidiaries.

          (ff)  EMPLOYEE BENEFITS.

               1. The Disclosure Schedule lists each Employee Benefit Plan that any of the Company, its Subsidiaries, Target Company and Target Subsidiaries maintains or to which any of the Company, its Subsidiaries, Target Company and Target Subsidiaries contributes.

               2. Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation with the applicable requirements of ERISA, the Code, and other applicable laws.

               3. All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Sec. 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

               4. All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Funding Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company, its Subsidiaries, Target Company and Target Subsidiaries. All premiums or other payments for all periods ending on or before the Funding Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

               5. Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Sec. 401(a) and has received, within the last two years, a favorable determination letter from the Internal Revenue Service, and nothing has occurred since the date of such determination that could adversely affect the qualification of such Employee Benefit Plan.

               6. No Employee Benefit Plan is an Employee Pension Benefit Plan subject to Title IV of ERISA.

               7. With respect to each Employee Benefit Plan that any of the Company, its Subsidiaries, Target Company and Target Subsidiaries and the Controlled Group of Corporations which includes the Company, its Subsidiaries, Target Company and Target Subsidiaries maintains or has maintained at any time or to which any of them contributes, has contributed at any time, or been required to contribute at any time:

               (1) No such Employee Benefit Plan which is an Employee Pension Benefit Plan subject to Title IV of ERISA (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan subject to Title IV of ERISA (other than any Multiemployer Plan) has been instituted or threatened.

               (2) None of the Company, its Subsidiaries, Target Company and Target Subsidiaries have incurred, and the Company has no Knowledge giving it reason to expect that any of the Company, its Subsidiaries, Target Company or Target Subsidiaries will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

               8. None of the Company, its Subsidiaries, Target Company and Target Subsidiaries the other members of the Controlled Group of Corporations that includes the Company, its Subsidiaries, Target Company and Target Subsidiaries contributes to, has contributed to at any time, or at any time has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

               9. None of the Company, its Subsidiaries, Target Company and Target Subsidiaries maintains or has maintained, or contributes to, has contributed to or has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980B).

               10. With respect to each Employee Benefit Plan and each other commitment to an employee of the Company, one of its Subsidiaries, Target Company or Target Subsidiary providing for deferred compensation, the Company has provided the Purchasers with true, complete and correct copies of (to the extent applicable) (A) all documents pursuant to which the Employee Benefit Plan or deferred compensation arrangement is maintained, funded and administered, (B) the most recent annual report (Form 5500 series) filed with the IRS (with applicable attachments), (C) the most recent financial statement, (D) the most recent actuarial valuation of benefit obligations, (E) the most recent summary plan description, and (F) the most recent determination letter received from the IRS and the most recent application to the IRS for such determination letter.

          (gg) GUARANTIES. None of the Company, its Subsidiaries, Target Company and Target Subsidiary is a guarantor of, or otherwise is liable for, any Liability or obligation (including indebtedness) of any Person other than another of the Company, its Subsidiaries, Target Company or Target Subsidiary.

          (hh)  ENVIRONMENTAL AND SAFETY MATTERS.

               1. The Company, its Subsidiaries, Target Company, and Target Subsidiaries have complied and are in compliance with all Environmental and Safety Requirements. Without limiting the foregoing, no property or facility owned or operated by the Company, its Subsidiaries, Target Company, or Target Subsidiary (in the case of leased properties, being construed to include only such portion of such property as is actually occupied by the applicable entity), contains any landfills, surface impoundments, or disposal areas, or any (i) underground storage tanks (ii) asbestos-containing material, or (iii) materials or equipment containing polychlorinated biphenyls, in any of cases (i) through
(iii) that is not in compliance with applicable Environmental and Safety Requirements.

               2. The Company, its Subsidiaries, Target Company, and Target Subsidiary have not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance), in each case in a manner that has given or could give rise to liabilities for the Company, its Subsidiaries, Target Company, or Target Subsidiary, as applicable, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigative, corrective or remedial obligations, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental and Safety Requirements.

               3. No facts, events or conditions relating to the past or present facilities, properties or operations of the Company, its Subsidiaries, Target Company or Target

Subsidiaries will prevent, hinder or limit continued compliance by the Business with Environmental and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

               4. The Company, its Subsidiaries, Target Company, and Target Subsidiaries have not, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other person relating to Environmental and Safety Requirements.

          (ii) CERTAIN BUSINESS RELATIONSHIPS WITH THE COMPANY, ITS SUBSIDIARIES, TARGET COMPANY AND TARGET SUBSIDIARIES. Excepting (i) as an employee and (ii) loans consistent with the immediately following sentence, none of the shareholders, officers or directors of the Company, its Subsidiaries, Target Company or Target Subsidiaries (or the Affiliates of the shareholders) has been involved in any business arrangement or relationship with any of the Company, its Subsidiaries, Target Company and Target Subsidiaries within the past 12 months and no such shareholder, officer or director owns an interest in any material asset, tangible or intangible, which is used in the business of any of the Company, its Subsidiaries, Target Company and Target Subsidiaries. No shareholder, officer or director of the Company, its Subsidiaries, Target Company or Target Subsidiaries have any loan, credit or other contractual arrangement outstanding with the Company, its Subsidiaries, Target Company or Target Subsidiaries which does not conform to applicable rules and regulations of the OCC, the California Banking Department, the FRB, and the FDIC.

          (jj) ORGANIZATION OF BANKS. San Dieguito National Bank and Liberty National Bank are national banks, duly chartered and validly existing under the laws the United States, and Commerce Security Bank and Eldorado Bank are California banks, duly chartered and validly existing under the laws the State of California. Each Bank's deposit accounts are insured by either the Bank Insurance Fund or Savings Association Insurance Fund of the Federal Deposit Insurance Corporation (the "FDIC"). Each Bank has paid all regular premiums and special assessments and filed all reports required to be filed by the state and federal regulatory agencies having jurisdiction over it. Each Bank has full corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company has previously made available to the Purchasers, to the extent requested, complete and correct copies of the charter and bylaws of each Bank, as presently in effect, and lists all of the directors and officers of each Bank. Each Bank is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which a failure to so qualify would have an adverse effect on the conduct of its business. No Bank has paid any dividend that (i) caused the regulatory net worth of the Bank to be less than the amount then required by federal or state law, or (ii) exceeded any other limitation on the payment of dividends imposed by law, agreement or published regulatory policy.

          (kk)  REGULATORY REPORTS.

               1. The Company, its Subsidiaries, Target Company and Target Subsidiaries have filed in a timely manner, and will continue to so file, all reports, registrations, notices and statements, together with any amendments required to be made with respect thereto, that were required to be filed with
(a) the State of California, (b) the FDIC, (c) the OCC, (d) the FRB, and (e) all other regulatory entities with jurisdiction over the their activities. All such reports, registrations and statements are collectively referred to as the "Company Regulatory Reports." As of their respective dates, the Company Regulatory Reports complied with all statutes, rules and regulations enforced or promulgated by the applicable regulatory authorities with which they were filed. No Company Regulatory Report contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

               2. The Company, its Subsidiaries, Target Company and Target Subsidiaries has furnished to the Purchasers or made available for inspection, to the extent requested, true and correct copies of (A) all examination reports by the State of California, the FDIC, the OCC, and the FRB received during their 1991 through 1996 fiscal years and through the Funding Date, (B) any material correspondence between the Company, its Subsidiaries, Target Company and Target Subsidiaries and such agencies relating thereto during such periods, and (C) any agreements or arrangements between the Company, its Subsidiaries, Target Company and Target Subsidiaries and such agencies entered into as a result of matters raised in examination or reports or correspondence (or summaries of all oral agreements, arrangements or understandings with such agencies) at any time since January 1, 1993.

          (ll)  RESERVED

          (mm) SECURITIES PORTFOLIO. The Disclosure Schedule sets forth a true and complete list of all bonds and other investment securities (collectively, "Investment Securities") held by the Company, its Subsidiaries, Target Company and Target Subsidiaries, setting forth thereon the cost, coupon rate, maturity and book value of such Investment Securities. The Company, its Subsidiaries, Target Company and Target Subsidiaries hold good and marketable title to all of
such Investment Securities, free and clear of any Security Interest.   The
Investment Securities comply in all respects with the Regulations.

          (nn) SPECIAL ASSETS. The Disclosure Schedule sets forth a true and complete list of all Special Assets of each Bank as of January 31, 1997. The Special Assets of each Bank, as of such date, did not exceed (7.0%) of the total assets of such Bank.

          (oo) REGULATORY APPLICATIONS. The information with respect to the Company, its Subsidiaries, Target Company and Target Subsidiaries contained in the regulatory filings to be prepared in accordance with the Acquisition, as of the date of filing (or as subsequently amended or supplemented), will not contain any untrue statement of a material fact and will not omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any such statement which has become false or misleading.

          (pp) BROKERED DEPOSITS. The aggregate brokered deposits of the Banks do not exceed $70,00,000.

          (qq)  MORTGAGE LICENSES AND QUALIFICATIONS.  Commerce Security Bank
(i) is qualified (A) by FHA as a mortgagee and servicer for FHA Loans, (B) by the VA as a lender and servicer for VA Loans, (C) by FNMA and FHLMC as a seller/servicer of first mortgages to FNMA and FHLMC and (D) by GNMA as an authorized issuer and servicer of GNMA-guaranteed mortgage-backed securities; and (ii) has all other Licenses, and is in good standing under all applicable Regulations as mortgage lenders and servicers. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will affect the validity of any License currently possessed by Commerce Security Bank, and all such Licenses will remain in full force and effect after the Funding Date.

          (rr) MORTGAGE LOAN PORTFOLIO. The Mortgage Loans in the Company's, its Subsidiaries', Target Company's or Target Subsidiary's Mortgage Servicing Portfolio were originated and currently exist in compliance with all requirements of the Regulations.

          (ss)  TITLE TO CERTAIN MORTGAGE LOANS; MORTGAGE SERVICING AGREEMENTS.
(i) All Mortgage Loans held for the Company's, its Subsidiaries', Target Company's or Target Subsidiaries' account (whether or not for future sale or delivery to an Investor) are owned by the Company, its Subsidiaries, Target Company or Target Subsidiaries free and clear of any Security Interest other than Security Interests in favor of the Company's, its Subsidiaries', Target Company's or Target Subsidiaries's sources of credit pursuant to warehouse lines or other comparable financing arrangements. Such Mortgage Loans have been duly recorded or submitted for recordation in the appropriate filing office in the name of the Company, its Subsidiaries, Target Company or Target Subsidiaries as mortgagee or in the name of a trustee for the benefit of the Company, its Subsidiaries, Target Company or Target Subsidiaries. The Company, its Subsidiaries, Target Company and Target Subsidiaries have not, with respect to any Mortgage Loan subject to a Mortgage Servicing Agreement, released any security therefor, except upon receipt of reasonable consideration for such release or of Investor approval, or accepted prepayment of any such Mortgage Loan which has not been promptly applied to such Mortgage Loan.

               (ii) All of the Mortgage Servicing Agreements and the rights created thereunder are owned by the Company, its Subsidiaries, Target Company or Target Subsidiaries free and clear of any Security Interests and, assuming required notices have been given and required consents obtained, upon the Funding, will continue to be so owned by the Company, its Subsidiaries, Target Company and Target Subsidiaries except upon termination by an Investor pursuant to contract right.

          (tt) NO RECOURSE. The Company, its Subsidiaries, Target Company and Target Subsidiaries are not a party to (i) any agreement or arrangement with (or otherwise obligated to) any Person, including an Investor or Insurer, to Repurchase from any such Person any Mortgage Loan, mortgaged property serviced for others or Servicing Released Loans or Previously Disposed Loans or (ii) any agreement, arrangement or understanding to reimburse, indemnify or hold harmless any Person or otherwise assume any Liability with respect to any Adverse Consequence suffered or incurred as a result of any default under or the foreclosure or sale of any such Mortgage Loan, mortgaged property serviced for others, Servicing Released Loans, or Previously Disposed Loans.

          (uu) MORTGAGE SERVICING AGREEMENTS. All of the Mortgage Servicing Agreements are valid and binding obligations of the Company, its Subsidiaries, Target Company or Target Subsidiaries and the other parties thereto and are in full force and effect and are enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding in equity or at law).

          (vv) COMPLIANCE. The Company, its Subsidiaries, Target Company and Target Subsidiaries, and as to bulk purchases of Servicing Rights, all prior servicers and originators, have been and are in compliance with all federal state and other applicable laws, rules and Regulations relating to the origination and servicing of Mortgage Loans.

          (ww) INVESTOR COMMITMENTS. Each Investor Commitment constitutes a valid and binding obligation of the Company, its Subsidiaries, Target Company and Target Subsidiaries, and all of the other parties thereto, enforceable in accordance with its terms, subject to bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding in equity or at law). Each Mortgage Loan which is subject to an Investor Commitment is a Conforming Loan or is otherwise readily saleable in the secondary market.

          (xx) CUSTODIAL ACCOUNTS. Such of the Company, its Subsidiaries, Target Company and Target Subsidiaries as are engaged in the servicing of Mortgage Loans have full power and authority to maintain Custodial Accounts. Such Custodial Accounts comply with (i) all applicable Regulations and the payment of interest on escrows and (ii) any terms of the Mortgage Loans (and Mortgage Servicing Agreements) relating thereto.

          (yy) ADVANCES. There are no pooling, participation, servicing or other agreements to which the Company, its Subsidiaries, Target Company or Target Subsidiaries are a party which obligate them to make servicing advances with respect to defaulted or delinquent Mortgage Loans other than as provided in GNMA, FNMA or FHLMC pooling and servicing agreements. The Advances are valid and subsisting amounts owing to the Company, its Subsidiaries, Target Company and Target Subsidiaries, subject to the terms of the applicable Mortgage Servicing Agreement. The Advances are not subject to setoffs or claims arising from acts or omissions of the Company, its Subsidiaries, Target Company or Target Subsidiaries other than as provided in GNMA, FNMA or FHLMC pooling and servicing agreements.

          (zz) PHYSICAL DAMAGE. There exists no physical damage to any Collateral, which physical damage is not insured against in compliance with the Regulations and would cause any Mortgage Loan to become delinquent or adversely affect the value or marketability of any Mortgage Loan, Servicing Rights or Collateral.

          (aaa) APPLICATION OF FUNDS. All monies received with respect to each Mortgage Loan have been properly accounted for and applied.

          (bbb) POOL CERTIFICATION. All Pools have been finally certified or are in the process of being finally certified. All Pools that have not yet been finally certified will be finally certified (either in their current composition or with permissible substitutions of loans) within the time periods specified in the Regulations. No event has occurred or failed to occur which would require the Company, its Subsidiaries, Target Company or Target Subsidiaries to Repurchase any Mortgage Loan from any Pool.

          (ccc) ADJUSTABLE RATE LOANS. With respect to each Mortgage Loan where the interest rate is not fixed for the term of the loan, the Company, its Subsidiaries, Target Company or Target Subsidiaries have, and all prior servicers have (i) properly and accurately entered into its system all data required to service the Mortgage Loan in accordance with all Regulations, (ii) properly and accurately adjusted the mortgage interest rate on each interest adjustment date, (iii) properly and accurately adjusted the monthly payment on each payment adjustment date, (iv) properly and accurately calculated the amortization of principal and interest on each payment adjustment date, in each case in compliance with all applicable laws, rules and Regulations and the related Loan Documents, and (v) executed and delivered any and all necessary notices required under, and in a form that complies with, all applicable laws, rules and Regulations and the terms of the related Loan Documents regarding the interest rate and payment adjustments.

          (ddd)  REAL ESTATE OWNED.

               1. Except for such Security Interests as have been appropriately reserved for in the Financial Statements or are not material to the Company's interest in such property and are in the process of being cleared, title to the OREO of the Company is good and marketable, and there are no adverse claims or Security Interests on the OREO not reflected in the carry value of the same.

               2. All title, hazard and other insurance claims and mortgage guaranty claims with respect to the OREO have been timely filed, and the Company, its Subsidiaries, Target Company and Target Subsidiaries have not received any notice of denial of any such claim with respect to any property now constituting OREO.

               3. The Company, its Subsidiaries, Target Company and Target Subsidiaries are in possession of all of the OREO or, if any of such OREO remains occupied by the mortgagor, eviction or summary proceedings have been commenced and the Company, its Subsidiaries, Target Company and Target Subsidiaries are diligently pursuing such eviction or summary proceedings.

               4. No legal proceeding or quasi-legal proceeding is pending or threatened concerning any OREO or any servicing activity or omission to provide a servicing activity with respect to any of the OREO.

          (eee) NO REPURCHASE AGREEMENTS. Since January 1, 1996, the Company, its Subsidiaries, Target Company and Target Subsidiaries have not purchased securities subject to an agreement to resell other than in the Ordinary Course of Business.

          (fff) FORBEARANCE. No Mortgage Loans are subject to any oral agreement with the borrower or guarantor of any Mortgage Loan to waive or forgive in any material respect any portion of the accrued interest of the Mortgage Loan.

          (ggg) ACCURACY OF CERTIFICATES. No certificate furnished by or on behalf of the Company or its Subsidiaries in connection with the transactions contemplated hereby contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading.

          (hhh) SIGNIFICANT STOCKHOLDERS OF THE COMPANY. The Disclosure Schedule sets forth those persons who, on a pro forma basis for the Funding, are expected to hold, directly or indirectly, 1.0% or more of the outstanding Common Stock as of the Funding Date. As of the Funding Date, the Updated Disclosure Schedule will set forth those persons who, on a pro forma basis for the Funding, hold, directly or indirectly, 1.0% or more of the outstanding Common Stock as of the Funding Date.

          (iii) the Company does not expect that it will seek to redeem shares of Common Stock in the foreseeable future, other than a redemption that qualifies as a Permitted Redemption as defined in the Amended and Restated Charter.

    6. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASERS. Each Purchaser hereby represents, warrants and covenants to the Company, severally and not jointly, as of the date of this Agreement and as of the Funding Date, as follows:

          (a) The Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with the power and authority to perform its obligations under this Agreement.

          (b) The execution, delivery and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary actions of the Purchaser; and this Agreement, when duly executed and delivered by the Purchaser and accepted by the Company, will constitute a valid and legally binding instrument, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (c) The Purchaser is not insolvent and has legally binding commitments from parties, known to the Purchaser to have the financial ability to perform under such commitments, that will provide the Purchaser with sufficient cash funds on hand to purchase the Senior Securities on the terms and conditions contained in this Agreement on or before the Funding Date. Upon the Company's reasonable request from time to time the Purchaser will provide the Company with evidence or substantiation that such Purchaser has the financial means to satisfy its financial obligations under this Agreement, and any such evidence or substantiation shall be true and accurate in all material respects.

          (d) Except for the approvals being obtained by the Company in connection with the Acquisition (which approvals will be based in part on the terms of the Senior Securities and the Ancillary Agreements and information about the Purchasers), no state, federal or foreign regulatory approvals, permits, licenses or consents or other contractual or legal obligations are required in order for the Purchaser to enter into this Agreement or purchase the Senior Securities. The Purchaser shall use all commercially reasonable efforts to cooperate with the Company and to provide such assistance, as the Company may reasonably request, with the preparation and filing of all necessary documentation, to effect all applications, notices, petitions and filings, and to assist in obtaining, as promptly as practicable, all permits, consents, approvals and authorizations of all third parties and regulatory authorities which are necessary to consummate the Acquisition or the contemplated merger or consolidation of the Banks (the "Bank Merger"). The Purchaser shall, upon a reasonable request therefor, furnish the Company with all information concerning itself as may be reasonably necessary or advisable in connection with any filing or application made by or on behalf of the Company or the Target Company to any regulatory authority in connection with the Acquisition or the Bank Merger.

          (e) The execution and delivery of this Agreement, the consummation by the Purchaser of the transactions herein contemplated and the compliance by the Purchaser with the terms hereof do not and will not materially conflict with, or result in a material breach or violation of any of the terms or provisions of, or constitute a material default under, the constituent documents of the Purchaser or any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Purchaser is a party or by which any of the Purchaser's properties or assets are bound, or any applicable law, rule, regulation, judgment, order or decree of any government, governmental-instrumentality or court, domestic or foreign, having jurisdiction over the Purchaser or any of the Purchaser's properties or assets.

          (f) The Purchaser has not entered into any contracts, arrangements, understandings or relationships (legal or otherwise) with any other person or persons, other than its Affiliates or Associates (and other than as required by its organizational documents or contractual commitments to its partners that are applicable generally to investments made by the Purchaser), with respect to the transactions contemplated by this Agreement or any securities of the Company, including but not limited to transfer or voting of any of the securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.

          (g) The Purchaser has been advised and understands that the Senior Securities have not been registered under the Securities Act in reliance upon the exemption from such registration provided in Section 4(2) thereof and that the Senior Securities have not been registered under the securities laws of any state in reliance on exemptions therefrom and, therefore, the Senior Securities may not be resold unless registered under applicable state securities laws or an exemption from registration is available. The Company is and will be under no obligation to register the Senior Securities under the Securities Act except to the extent provided in the Registration Agreement (as defined herein), when executed by the Company.

          (h) The Purchaser acknowledges receipt of, and has had a reasonable opportunity to review, the Private Placement Memorandum, but further acknowledges that the information and representations contained in the Placement Memorandum speak as of December 20, 1996 and the Placement Memorandum has not been supplemented subsequent to such date. To the extent that information contained in this Agreement (including the Disclosure Schedule or the other Schedules hereto) is inconsistent with the Placement Memorandum, the information contained this Agreement and such Schedules supersede that set forth the Placement Memorandum. The Purchaser also acknowledges receipt of, and has had a reasonable opportunity to review, the Company's Unaudited 1996 Financials.

          (i) The Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Senior Securities, is able to bear the economic risk of an investment in the Senior Securities, including at the date hereof, the ability to afford a complete loss of the investment, and is (i) a sophisticated institutional or corporate investor as well as an "accredited investor" as defined in Rule 501(a) under the Securities Act; or (ii) a sophisticated individual investor as well as an "accredited investor" as defined in Rule 501(a) under the Securities Act. The Purchaser agrees to provide promptly such additional information as may be reasonably required by the Company for compliance with the securities laws of the state in which the Purchaser is located.

          (j) The Purchaser intends to purchase the Senior Securities for the account of the Purchaser and not, in whole or in part, for the account of any other person. The Purchaser represents and warrants to, and covenants and agrees with, the Company that the Senior Securities to be acquired by it hereunder are being acquired for its own account for investment and with no intention of distributing or reselling such Senior Securities or any part thereof or interest therein in any transaction which would be in violation of the securities laws of the United States of America or any state.

          (k) The Purchaser has been advised that, prior to any registration of the Senior Securities pursuant to the provisions of the Registration Agreement, any and all certificates or other instruments representing the Senior Securities and any and all certificates issued in replacement thereof or in exchange therefor shall bear the following legend or one substantially similar thereto:

     THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE IN RELIANCE ON EXEMPTIONS THEREFROM AND, THEREFORE, MAY NOT BE RESOLD UNLESS REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

In addition, certificates or other instruments representing the Senior Securities acquired by the Purchaser will bear additional legends as required by the securities laws of those states.

          (l) The Purchaser will not sell or otherwise transfer any of the Senior Securities, except in compliance with the provisions of the applicable securities laws and as stated in any legend. The Purchaser has been advised that (i) there are significant restrictions on the transfer of the Senior Securities, (ii) there is no active market for the Common Stock, (iii) no trading market for the Common Stock or any class of the Senior Securities is likely to be available in the foreseeable future, and (iv) as a result, an investment in the Senior Securities may be extremely illiquid.

          (m) The Purchaser has taken no action which would entitle anyone to a broker's or finder's fee or other compensation in connection with the transactions contemplated hereby, other than the compensation payable by the Company to The Shattan Group, LLC pursuant to the terms of its December 1996 engagement agreement with the Company.

    7. FUNDING CONDITIONS. The respective obligations of the Purchasers and the Company to consummate the purchase and sale of the Senior Securities and, if applicable, the payment of the Commitment Fee (as defined herein) shall be subject, in the discretion of the Company or the Purchasers, as the case may be, to certain conditions set forth in this Section 7.

               7.1 CONDITIONS TO PURCHASERS' OBLIGATIONS. The Purchasers' respective obligations to purchase the Senior Securities are subject to the following conditions:

          (a) No representation or warranty made as of the date of this Agreement with respect to the Company or its Subsidiaries (as specifically modified by the Disclosure Schedule) shall have been inaccurate as of the date hereof as a result of facts that, individually or in aggregation with all other facts resulting in other such inaccuracies, represent a material adverse change in the business, properties, assets, Liabilities, operations, earnings and condition of the Company, its Subsidiaries, Target Company and the Target Subsidiary considered on a consolidated basis, as the same were depicted by the representations and warranties in light of the Disclosure Schedule as actually delivered to the Purchasers as of the date hereof.

          (b) Between the date hereof and the Funding Date, there shall have occurred no event or development relating to the Company or its Subsidiaries that would constitute or has resulted in a material adverse change, individually or in aggregation with all other such events and developments, in the business, properties, assets, Liabilities, operations, earnings and condition of the Company, its Subsidiaries, Target Company and Target Subsidiary considered on a consolidated basis.

          (c) The closing conditions set forth in Sections 6.1 and 6.2 of the Acquisition Agreement shall have been satisfied in the reasonable determination of the Purchasers in accordance with such Sections' respective terms.

          (d) The Company and its Subsidiaries shall have complied in all material respects with all covenants and agreements and satisfied in all material respects all conditions on its part to be performed or satisfied hereunder at or prior to the Funding.

          (e) The Amended and Restated Charter (in the form set forth as EXHIBIT C) shall have been filed and become effective with the Secretary of State of the State of Delaware. Other than the filing of the Amended and Restated Charter, there shall not have been any change effected without the Purchasers' prior written consent after the date of this Agreement in the charter or other organizational document or bylaws of the Company adversely affecting (in any manner) the rights of the holders of the Senior Securities; PROVIDED, HOWEVER, that an increase in the Company's authorized capital stock shall not be deemed to adversely affect the rights of the holders of the Senior Securities.

          (f) If the Target Redemption Amount is $12,000,000, the Company shall have issued on the Funding Date $18,200,000 of Class B Common Stock, of which not more than $4,500,000 shall have been issued at a price per share of $4.40 and $13,700,000 of which shall be issued at a price of not less than $4.81 per share. If the Target Redemption Amount is greater than or less than $12,000,000, the Company shall have issued on the Funding Date such lesser or greater number of shares of Class B Common Stock determined in accordance
Section 1 hereof, of which not more than $4,500,000 shall have been issued at a price per share of $4.40 and the balance shall have been issued at a price per share of not less than $4.81.

          (g) The Trust (i) shall have been formed and, as of the Funding, shall be duly organized, validly existing and in good standing as a business trust organized under the laws of the State of Delaware, with power and authority to conduct its business as contemplated by this Agreement; (ii) shall have no assets other than the proceeds of the Common Security Certificates sold to the Company, (iii) shall have no liabilities or obligations other than those contemplated under the Declaration of Trust, (iv) shall not have conducted any business other than ministerial preparations to purchase the Junior Subordinated Debenture and to issue the Preferred Security Certificates and the Common Security Certificates and (v) the documents reflecting the actions set forth in subsections (i)-(iv) above shall have been executed, and the instruments thereunder shall have been issued.

          (h) At the Funding, the Purchasers shall have received a certificate, dated as of the Funding Date, of the Chief Executive Officer and the Chief Financial Officer of the Company in which such officers state that the closing conditions specified in paragraphs (a) through (g) of this Section 7.1 have been satisfied.

          (i) At the Funding, the Company or the Trust (as applicable) shall have executed and delivered to the Purchasers certificates evidencing the Series A Capital Securities, the Series B Preferred Stock and the Special Common Stock, respectively, in due and proper form.

          (j) At the Funding, the Company shall have executed and delivered to the Purchasers the Series B Warrants in the form attached hereto as EXHIBIT D.

          (k) At the Funding, the Company shall have executed and delivered to the Purchasers a registration rights agreement in the form attached hereto as EXHIBIT G (the "Registration Agreement"). The Company and DCG shall have amended that certain registration rights agreement dated September 30, 1995, as amended, between the Company and DCG (the "DCG Registration Agreement") to provide that the Purchasers shall be entitled to so-called piggyback registration rights with respect to any demand registration initiated by DCG to the same extent that the Purchaser may include shares of Class B Common Stock pursuant to Section 4 of the Registration Agreement in a registration statement initiated by the Company.

         (l) The Purchasers, the Company, DCG, Robert P. Keller, and certain other shareholders of Dartmouth Capital Group, Inc. shall have entered into a shareholder agreement in the form attached hereto as EXHIBIT H.

         (m) At the Funding, the Company shall have executed and delivered to the Purchasers a guarantee agreement in the form attached hereto as EXHIBIT I (the "Guarantee"), the purpose of which shall be to fully and unconditionally guarantee all of the Trust's obligations under the Series A Capital Securities.

         (n) Wilmington Trust Company shall have accepted its appointment as Delaware Trustee (as defined in the Trust Agreement), or if Wilmington Trust Company is unable or unwilling to serve as Delaware Trustee, the Purchasers shall have selected another institutional trustee to whom the Company has no reasonable objection, and such party shall have formally accepted its appointment under the Trust.

         (o) The Purchasers shall have reasonably determined, based upon, among other things, the advice of counsel and discussions with representatives of the Federal Reserve Bank of San Francisco and the FRB, that the purchase of the Senior Securities and the other transactions specifically contemplated by this Agreement and the Ancillary Agreements shall not cause a Purchaser to be deemed (i) a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "BHC Act") or (ii) subject to any other federal or state banking laws which would restrict or prohibit a Purchaser's business.

         (p)  On a pro forma basis as of the calendar month-end prior to the
Closing: (x) each of the Company and the Target Company will be "well capitalized" within the meaning of the applicable regulations of the Board of Governors of the Federal Reserve System (the "FRB") and (y) each of the Company and the Consolidated Bank (as defined in the Placement Memorandum) will be "well capitalized" within the meaning of the applicable FRB regulations on a pro forma basis as of the calendar month-end prior to the Closing, giving effect to (i) the Acquisition and (ii) the financing therefor, including the sale of the Senior Securities, the Junior Common Financing (as defined in the Placement Memorandum) and the Target Redemption Amount.

         (q) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would
(A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) materially and adversely affect the rights of the Purchasers hereunder (and no such injunction, order, decree, ruling or charge shall be in effect).

         (r) At the Funding, the Purchasers shall have received the favorable opinion, dated as of such date, of Nutter, McClennen & Fish, LLP, outside counsel for the Company, in form and substance reasonably satisfactory to the Purchasers, and such other customary closing documentation as the Purchasers may reasonably request.

         (s) The Company shall have provided the Purchasers with notice of the intended date of Funding at least eighteen (18) days prior to such date.

         (t) All actions to be taken by the Company in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Purchasers.

         (u) The Company shall have paid to each Purchaser, contemporaneously with the Funding, a commitment fee (the "Commitment Fee") equal to 1.0% of the aggregate Subscription Price paid by such Purchaser.

         (v)  The Company shall have certified as of a date not more than five
(5) days prior to the Funding Date that the Special Assets of the Banks, in the aggregate, do not exceed by more than twenty percent (20.0%) the aggregate amount of Special Assets of the Banks as of January 31, 1997.

         (w) DCG shall purchase, contemporaneously with the Funding, the Senior Securities described in Section 1(b) on the terms contained in the Standby Agreement and for the consideration set forth in such Section 1(b).

         7.2 CONDITIONS TO THE COMPANY'S OBLIGATIONS. The Company's obligations to consummate the sale of the Senior Securities and deliver payment of the Commitment Fee are subject to the following conditions:

         (a) All representations and warranties and other statements of the Purchasers are true and correct in all material respects as of the date of this Agreement, and shall be true and correct in all material respects as if made as of the Funding (assuming that the Company shall have performed in all material respects all of its obligations hereunder theretofore to be performed).

         (b) Each Purchaser shall have complied in all material respects with all agreements and satisfied in all material respects all conditions on its part to be performed or satisfied hereunder at or prior to the Funding.

         (c) At the Funding, the Company shall have received a certificate, dated as of the Funding Date, of the officers of the General Partner of each Purchaser in which such officers state that, to their Knowledge, the closing conditions specified in paragraphs (a) and (b) of this Section 7.2 have been satisfied.

         7.3 MUTUAL CONDITIONS TO PURCHASERS' AND THE COMPANY'S OBLIGATIONS. The respective obligations of the Purchasers and the Company to consummate the purchase and sale of the Senior Securities and, if applicable, the payment of the Commitment Fee shall be subject, in the discretion of the Company or the Purchasers to the following conditions:

         (a) No order suspending the Private Placement or Acquisition shall have been issued, and no proceeding for that purpose shall have been instituted or, to the knowledge of the Company or the Purchasers, threatened by any regulatory or governmental body.

         (b) All of the conditions to the closing of the Acquisition set forth in the Acquisition Agreement shall have been satisfied or, if permitted, duly waived with the consent of the holders of two-thirds (in terms of Subscription Price) of the Senior Securities, and the Funding of the sale of the Senior Securities shall occur prior to but substantially simultaneously with the closing of the Acquisition pursuant to the Acquisition Agreement.

         (c) No regulatory approval necessary to the consummation of the transactions contemplated by this Agreement (including the Acquisition) shall have been conditioned upon any matter that could reasonably be expected to result in any significant adverse effect on (i) the business, operations, condition, earnings or prospects of the Company, its Subsidiaries, Target Company and Target Subsidiary considered on a consolidated basis, or (ii) on the ability of the Company to pursue its business plan as the same has been described to the Purchasers; PROVIDED, HOWEVER, that no condition relating to the size of Target Redemption Amount will be considered for purposes of determining if this closing condition has been satisfied.

         (d) If the FRB or any other federal or state agency requires that an adjustment be made to one or more of the terms of the Senior Securities, this Agreement, or the Ancillary Agreements, the Company and the Purchasers shall have negotiated and agreed to mutually acceptable changes to such terms which allow the Company to obtain regulatory approval of the Acquisition and satisfies the conditions set forth in clauses (ii) and (iii) of Section 4(b).

    8. PRE-FUNDING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Funding.

         (a) GENERAL. The Parties will use their best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7).

         (b) NOTICES AND CONSENTS. The Company and its Subsidiaries will give any notices to third parties, will use their best efforts to obtain any third party consents, and will give any notices and make any filings, that the Purchasers may request in connection with the matters referred to in
Section 5.2(f) above. Each of the Parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the transactions contemplated by this Agreement and the Acquisition Agreement.

         (c) OPERATION OF BUSINESS. The Company and its Subsidiaries will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. The Company will enforce, and will not waive without the consent of the Purchasers, pre-closing covenants of the Target Company (including the Target Subsidiary) contained in the Acquisition Agreement other than those matters as to which the Company may not unreasonably withhold its consent, as to which the Company shall consult in advance with the Purchasers to the extent practicable. Notwithstanding the immediately preceding sentence, the Company may grant routine consents to the Target Company (including the Target Subsidiary) permitting Target Company to take actions and enter into transactions not outside the Ordinary Course of Business for Target Company, as contemplated by the Acquisition Agreement, without consultation with or obtaining the consent of the Purchasers. Without limiting the generality of the foregoing, the Company shall not, and to the extent provided in the Acquisition Agreement shall cause the Target Company not to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock except, in the case of Target, as provided in Section 5.9.1 of the Acquisition Agreement, (ii) pay any bonus outside the Ordinary Course of Business except as contemplated pursuant to any employment agreement to which The Company, a Subsidiary, Target Company or Target Subsidiary is a party, or (iii) otherwise engage in any practice, take any action or enter into any transaction of the sort described in Section 5.2(m) hereof without the prior written consent of the Purchasers.

         (d)  FULL ACCESS.

              (1) The Company and its Subsidiaries will permit representatives of the Purchasers to have full access to all of their premises, properties, personnel, books, records (including Tax records), contracts, documents, representatives, officers, employees and counsel, and will use commercially reasonable efforts to afford representatives of the Purchasers access to such matters respecting the Target Company and Target Subsidiary.

              (2) The Company and its Subsidiaries will permit Purchasers' representative to attend all regular and special board of directors meetings (whether held in person or by telephone conference) of the Company and its Subsidiaries, excepting only meetings limited to matters relating to the Parties performance under, and rights or remedies under, this Agreement.

         (e) NOTICE OF DEVELOPMENTS. Each Party will give prompt written notice to the others of any adverse development causing a material breach of any of its representations and warranties. In addition, the Company will (i) give prompt notice (a "Disclosure Supplement") of any developments regarding the Company, the Target Company or the Acquisition that reasonably could be expected to result in a failure of any of the conditions set forth in Section 7.1 or
Section 7.3, which Disclosure Supplement shall specify in reasonable detail the relevant facts and the provision(s) of this Agreement implicated. No disclosure by any Party pursuant to this Section, however, shall be deemed to cure any then-existing misrepresentation, breach of warranty, or breach of covenant; PROVIDED, HOWEVER, that (x) except as provided in the immediately following sentence, unless the Purchasers notify the Company that the Purchasers elect to terminate this Agreement pursuant to Section 7.1 or Section 7.3 on the basis of the events or conditions disclosed in such Disclosure Supplement within twenty
(20) calendar days after the date of the Purchasers' receipt thereof (the "Notification Date"), the Purchasers shall thereafter be deemed to have waived any right of termination (but not indemnification) arising from the failure of a condition contained in any of Section 7.1 or Section 7.3 attributable solely to such events or conditions, but (y) for purposes of determining the satisfaction of the conditions set forth in Section 7.1 or Section 7.3, no such waiver shall exist (i) with respect to the cumulation of such events or conditions with other events or conditions requiring disclosure under the same representation or warranty and described in any subsequent Disclosure Supplement or otherwise discovered by the Purchasers or (ii) if there is a further material adverse development in the event or condition so disclosed. Notwithstanding the foregoing clause (x) if, in the reasonable opinion of the Purchasers, the information provided in such Disclosure Supplement is insufficient for the Purchasers to evaluate fully whether the identified event or condition constitutes or contributes to a failure of the conditions to closing set forth in Section 7.1 or Section 7.3, then with respect to such event or condition, the Notification Date may be extended, at the election of the Purchasers, until such date (not beyond the Funding Date) as the Purchasers have received from the Company sufficient information to make the evaluation contemplated by this sentence. In order to so extend the Notification Date, the Purchasers must provide the Company with written notice of such extension not later than the initial Notification Date, which notice shall specify each event or condition as to which the extension is being made and set forth in reasonable detail the information that the Purchasers require in order to make the evaluation of each such event or condition as contemplated by the immediately preceding sentence.

         (f) DELIVERY OF CERTAIN INFORMATION. The Company, its Subsidiaries, Target Company and Target Subsidiaries shall deliver, or cause to be delivered, to the Purchasers all of the items described in Sections 9.1 and 9.2, within the timeframes and subject to the other limitations and conditions described in Sections 9.1 and 9.2.

         (g) ACQUISITION AGREEMENT. The Company agrees not to amend the Acquisition Agreement without the consent of the Purchasers, which consent shall not be unreasonably withheld in the case of amendments that do not materially alter the Company's obligations to consummate the Acquisition or the economic benefits of the Acquisition to the Company. For the purpose of this Section 8(g), neither any waiver by the Company of an immaterial covenant contained in the Acquisition Agreement nor any consent granted to Target Company or Target Subsidiary as contemplated by the Acquisition Agreement shall be deemed to constitute an amendment to the Acquisition Agreement.

         (h) COOPERATION. Subject to the terms and conditions hereof, the Company, its Subsidiaries and the Purchasers will not knowingly and intentionally take (or refrain from taking) any action which such Party reasonably should expect will render any representation or warranty or covenant contained in this Agreement untrue or incorrect in any material respect (except to the extent a representation or warranty or covenant is qualified by materiality, in which case the Parties will so refrain from taking any action that they reasonably should expect will render such representation or warranty or covenant untrue or incorrect in any respect) as of Funding.

         (i) TARGET REDEMPTION AMOUNT. The Company shall use its best efforts to cause the Target Redemption Amount to equal or exceed $12.0 million but shall not cause the Target Redemption Amount to exceed $15.0 million.

         (j) CERTAIN FILINGS. Prior to the Funding Time, the Company will cause the Amended and Restated Charter and the Certificate of Trust of the Trust to become effective with the Secretary of State of the State of Delaware.

         (k) REGULATORY FILINGS. The Company shall promptly furnish to counsel for the Purchasers copies of all (x) applications or other materials filed with or submitted to the any regulatory authorities in connection with the Acquisition and (y) correspondence with the regulators relating to the Acquisition.

    9.   COVENANTS.  The Parties agree as follows:

    9.1 INFORMATION RIGHTS WITH RESPECT TO SERIES B PREFERRED STOCK. So long as any Person owns Series B Preferred Stock having an aggregate liquidation preference that, when added to the aggregate liquidation preference of any Series A Capital Securities owned by such Person, is equal to or greater than $1.0 million, the Company shall furnish to that Person (unless that Person is a financial institution that directly competes with the Company or its Subsidiaries) (i) a management letter (a "Management Letter") quarterly discussing the operations of the Company and the summary information for each such period within 45 days after the end of each quarter, (ii) a Management Letter and yearly financials audited by a "Big Six" accounting firm, within 90 days of year-end, (iii) copies of all publicly available filings made with the Securities and Exchange Commission and other regulatory bodies (to the extent permissible), and (iv) any other information that is delivered to the holders of the Common Stock. If the Company is filing periodic reports with the SEC under the Exchange Act, the Company may satisfy its obligations under clauses (i) and
(ii) of the immediately preceding sentence by providing such Person with a copy of the relevant Form 10-Q or Form 10-K (together with its annual report if not included therein in the case of the Form 10-K) within three (3) business days after the Company files such report with the SEC. Such Person shall keep all information obtained pursuant to this Section confidential in accordance with the terms of EXHIBIT J attached hereto.

    9.2  INFORMATION RIGHTS WITH RESPECT TO COMMON STOCK ACQUIRED BY
PURCHASERS. So long as a Purchaser owns Common Stock (whether Special Common Stock or Special Common Stock equivalents) having an aggregate value of $1.0 million or more (valued at original cost), the Company shall furnish to such
Purchaser: (i) monthly financial and operating statements (with comparisons to budgets and to corresponding periods of the preceding year) within 30 days after the end of each month; (ii) within 90 days after the end of each fiscal year, an unqualified certified audit report (except for contingent liabilities and any other matter outside the control of management of the Company at that time) consisting of long-form consolidated and consolidating financial statements prepared by a nationally recognized certified public accounting firm; (iii) prior to the fiscal year-end, a detailed operating budget (prepared on a monthly basis) for the subsequent fiscal year; this budget should be prepared on a long-form, consolidated and consolidating basis; the budgets should also include detailed balance sheets, profit and loss statements and cash flow statements;
(iv) notice of any event which reasonably could be expected to have a material effect on the Company's business prospects or financial condition; (v) within 10 days after submission, all call reports, quarterly reports, and any and all other documents and material correspondence filed with or received from the Office of the Comptroller of the Currency ("OCC"), the Board of Governors of the Federal Reserve System, and all other applicable state and federal banking regulators, subject, however, to banking regulations governing the release of examination data. So long as the Company is obligated to provide information to a Purchaser pursuant to the immediately preceding sentence, such Purchaser may inspect the Company's properties, books and other records (and make copies thereof and take extracts therefrom) and may interview the Company's directors, officers, employees and independent accountants regarding the Company's affairs in a manner and at such times as reasonably requested in accordance with the applicable banking regulations. The Purchasers shall keep all information obtained pursuant to this Section confidential in accordance with the terms of EXHIBIT J attached hereto.

    9.3  BOARD OF DIRECTORS OF THE COMPANY.

         (a) At such time as, and for so long as, a Purchaser meets the criteria set forth in Section 9.3(d), each Purchaser shall have the right to designate one individual (a "Director Designee") to be nominated to serve on the Company's Board of Directors, and (subject to the immediately following sentence) the Company shall so nominate such Director Designee and shall use all reasonable efforts to cause such Director Designee to be elected to the Board of Directors; PROVIDED, HOWEVER, that no transfer or series of transfers of Common Stock by a Purchaser shall entitle such Purchaser and/or its direct or indirect transferees to designate more than one Director Designee, and PROVIDED FURTHER that Olympus I and Olympus II shall be construed as a single Purchaser for purposes of this Section 9.3. A condition to the qualification of a Purchaser's

Director Designee to serve as a director of the Company pursuant to this Section shall be the Director Designee's agreement to resign if the Purchaser who designated such person owns less than the number of shares of Common Stock and Common Stock equivalents required by this Section. Any vacancy in the Board of Directors caused by the death, disability, resignation or removal of a director who was a Director Designee shall be filled by another Director Designee designated by such Purchaser, subject only to such Purchaser's continued compliance with the criteria set forth in Section 9.3(d). For so long as a Purchaser is entitled to designate a Director Designee hereunder, the Corporation shall not form an Executive Committee, or any committee to which the power of the Board of Directors is delegated between meetings of the Board of Directors (to the extent permitted by law), unless either the Director Designee of such Purchaser or the Director Designee of another Purchaser shall be a member of such committee of the Board of Directors. For so long as (i) a Purchaser is entitled to designate a Director Designee hereunder and (ii) such Purchaser beneficially owns an amount of Senior Securities and/or Regular Common Stock (inclusive of shares purchasable under Series B Warrants), such that the sum of (x) the original purchase price (under this Agreement) of the Senior Securities so held divided by $4.81 plus (y) the number of shares of Regular Common Stock so held (inclusive of shares such Purchaser would receive upon exercise of any Series B Warrant then held by it), is not less than 1,040,000, the Company shall not, without the consent of a majority in interest of those Purchasers entitled to designate a Director Designee (determined in accordance with the foregoing sum), appoint either an Audit Committee or a Compensation Committee of the Board of Directors unless either the Director Designee of such Purchaser or the Director Designee of another Purchaser shall be a member of such committee of the Board of Directors. The Company will use its best efforts to maintain directors' and officers' liability insurance covering the Director Designee of a Purchaser. The Company shall reimburse such Director Designee for any reasonable out-of-pocket expenses incurred in connection with his or her position on the Board of Directors.

         (b) If Section 9.3(a) is not applicable because the Purchaser owns less than the minimum number of shares of Common Stock or Common Stock equivalents required under Section 9.3(d)(iv), the Purchaser shall have the right to designate one advisory director or observer to the Company's Board of Directors if the sum of the amounts set forth in clauses (i), (ii) and (iii) of this sentence is not less than 1,040,000: (i) an amount equal to the product obtained by multiplying 20.8 by the aggregate number of shares of Series A Capital Securities and Series B Preferred Stock then owned by the Purchaser,
(ii) an amount equal to the aggregate number of shares of one or more classes of Common Stock then owned by the Purchaser, and (iii) an amount equal to the aggregate number of shares of Common Stock that would be received upon the exercise of any Warrant then owned by the Purchaser. The advisory director or observer shall have the right to attend all meetings of the Company's Board of Directors and receive copies of all resolutions enacted by the Company's Board of Directors or any Executive Committee thereof, and (unless the Director Designee of a Purchaser already sits on such committee) one of the advisory directors designated by the Purchasers shall have the right to attend all meetings of any

Executive Committee of the Board of Directors (or other committee to which the power of the Board of Directors is delegated between meetings of the Board of Directors).

         (c) For so long as any Purchaser is entitled to designate a Director Designee, (i) the Company shall not, without the consent of all Purchasers then having such right, expand its Board of Directors to consist of more than twelve
(12) directors, and (ii) the Company shall use all reasonable efforts to have at least two directors who neither were investors (or Affiliates of investors) in DCG as of November 30, 1996 nor are affiliated at such time with any Purchaser that is then entitled to designate a Director Designee.

         (d) A Purchaser shall be eligible to designate a Director Designee in accordance with Section 9.3(a) if, at such time as the Purchaser first seeks to designate a director, the Purchaser provides the Company with reasonable evidence satisfactory to the Company and its counsel (which evidence may include discussions with the FRB, if the Purchaser or the Company reasonably deems such discussions to be necessary to clarify then-existing statutes, regulations or published policy guidelines) that such Purchaser:

                  (i) owns less than 10.0% of the Common Stock of the Company then outstanding and entitled to vote in elections of directors;

                  (ii)   owns equity securities of the Company
    constituting less than 15.0% of the Company's shareholders' equity as of the most recent month end preceding such date, allocating to any series of Preferred Securities held by such Purchaser the Liquidation Value thereof (as defined in the Amended and Restated Charter or Trust Agreement, as applicable) and allocating to the Common Stock held by such Purchaser its pro rata share of the Company's equity available for the holders of Common Stock;

                  (iii) does not then own or have a potential ability, under the express terms of Common Stock or other Company securities that the Purchaser then owns, to acquire Common Stock or other Company securities that, currently or upon the occurrence of any subsequent event, are or may become convertible into or exchangeable or exercisable for Common Stock, which in the aggregate could represent 25.0% or more of the Common Stock outstanding on a pro forma basis; and

                  (iv) (x) in the case of MDP or Olympus, owns NOT less than 520,000 shares of one or more classes of Common Stock, and (y) in the case of any permitted assignee of MDP or Olympus, owns NOT less than 1,040,000 shares of one or more classes of Common Stock, including for purposes of this Section 9.3(d) shares of Common Stock that would be received upon the exercise of any Warrant then owned by the Purchaser.

    9.4 CERTAIN COVENANTS RELATING TO SPECIAL COMMON STOCK. The approval of the holders of Special Common Stock who hold a number of shares of Special Common Stock equal to at least two-thirds of the fully diluted shares of Special Common Stock (assuming exercise of any and all warrants and options convertible into Special Common Stock) will be required to approve the creation or issuance of capital stock of the Company ranking senior or pari-passu with the Special Common Stock. Upon a Qualified Offering, this Section 9.4 shall terminate immediately.

    9.5   [RESERVED]

    9.6   [RESERVED]

    9.7   [RESERVED]

    9.8 FURTHER ACTION. In case at any time after the Funding any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request.

    9.9 BANK HOLDING COMPANY. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not take any action either prior to or after the Funding that would cause either Purchaser to be deemed to become a "bank holding company" within the meaning of the BHC Act, or otherwise be deemed to be in "control" of the Company under any federal or state law applicable to banks or bank holding companies. In addition, in the event that the Company or any of its Affiliates takes any action that would cause a Purchaser to become a bank holding company (or to be in control of any Bank under federal or state law), the Company shall indemnify the Purchaser from any Adverse Consequences with respect thereto.

    9.10 CHANGES TO BYLAWS. After the Funding, the Company shall not effect any change to the bylaws of the Company that adversely affects (in any manner) the rights of the holders of any class of Senior Securities without the consent of the holders of two-thirds (valued at original purchase price) of each type of Senior Security so effected.

    9.11  EXCHANGE AND OTHER RIGHTS WITH RESPECT TO SERIES A CAPITAL
SECURITIES.

          (a) Subject to subsection (g) of this Section 9.11, the holders of the Series A Capital Securities shall have the right, in their sole discretion exercised collectively as provided herein, to exchange all (but not less than all) Series A Capital Securities that are then outstanding and that remain subject to this Section 9.11 ("Exchangeable Series A Securities") for shares of Series E Preferred Stock (a "Series E Exchange") upon and at any time after the second (2nd) Interest Payment Date under (and as defined in) the Junior Subordinated Debenture, whether or not consecutive, on which the Company does not pay the interest then due thereon fully in cash (whether or not the Company properly records a Principal Adjustment on the Junior Subordinated

Debenture in lieu of cash as of such Interest Payment Date). In the event of any such Series E Exchange, the Series A Capital Securities so exchanged shall be exchanged at the rate of one (1) share of Series E Preferred Stock for each $1,000 of Liquidation Amount of the Series A Capital Securities being so exchanged; PROVIDED, HOWEVER, that the Company's obligation to so exchange all or any portion of such Series A Capital Securities is subject in all events to the Company's ability to conduct such exchange in compliance with applicable law (including, without limitation, any requirement that the Company obtain the prior approval of the Federal Reserve or any other governmental authority having jurisdiction over the Company). Any such Series E Exchange shall be effected only upon the affirmative vote of a majority in Liquidation Amount of all Exchangeable Series A Securities then outstanding, conducted in accordance with the procedures set forth in Section 12.1 of the Trust, excepting that, for purposes of applying such Section 12.1, the class of securities shall be construed to consist solely of the Exchangeable Series A Securities. If such a Series E Exchange is approved by such a vote, such Series E Exchange shall be effected with respect to all Exchangeable Series A Securities at the time provided in Section 9.11(h).

          (b) Subject to subsection (g) of this Section 9.11, the holders of the Series A Capital Securities shall have the right, in their sole discretion exercised collectively as provided herein, to exchange all (but not less than all) Exchangeable Series A Securities then outstanding for shares of Series E Preferred Stock (also a "Series E Exchange") upon and at any time after the earlier of (i) if the Company closes an underwritten public offering, for cash, of the Common Stock, the later of (x) the date on which such offering is closed and (y) the third anniversary of the Funding Date, and (ii) the fifth anniversary of the Funding Date. In the event of any such Series E Exchange, Series A Capital Securities so exchanged shall be exchanged at the rate of one
(1) share of Series E Preferred Stock for each $1,000 of Liquidation Amount of the Series A Capital Securities being so exchanged; PROVIDED, HOWEVER, that the Company's obligation to so exchange all or any portion of the Series A Capital Securities is subject in all events to the Company's ability to conduct such exchange in compliance with applicable law (including, without limitation, any requirement that the Company obtain the prior approval of the Federal Reserve or any other governmental authority having jurisdiction over the Company). Any such Series E Exchange shall be effected only upon the affirmative vote of a majority in Liquidation Amount of all Exchangeable Series A Securities then outstanding, conducted in accordance with the procedures set forth in Section
12.1 of the Trust, excepting that, for purposes of applying such Section 12.1, the class of securities shall be construed to consist solely of the Exchangeable Series A Securities. If such a Series E Exchange is approved by such a vote, such Series E Exchange shall be effected with respect to all Exchangeable Series A Securities at the time provided in Section 9.11(h).

          (c) Subject to subsection (g) of this Section 9.11, the holders of the Series A Capital Securities shall have the right, in their sole discretion exercised collectively as provided herein, to exchange all (but not less than all) Exchangeable Series A Securities then outstanding for shares of Class B Common Stock or Class C Common Stock (a "Common Stock Exchange") upon and at any time after the earlier of (x) the third (3rd) Business Day following the consummation of a Change in Control, or (y) the fifth anniversary of the Funding Date, as follows:

              (i) Any such Common Stock Exchange shall be at a price (the "Common Stock Exchange Price") of $4.00 per share of Common Stock (as may be adjusted pursuant to subsection (d) hereof), with each Exchangeable Series A Security being valued at its then-applicable Redemption Amount.

              (ii) The Common Stock deliverable in any Common Stock Exchange shall be either shares of Class B Common Stock or shares of Class C Common Stock, or any combination thereof, at the sole election of each holder of Exchangeable Series A Securities; PROVIDED, HOWEVER, that a holder may not elect to receive Class B Common Stock in exchange for its Series A Capital Securities if and to the extent that the issuance of the same would result in the holder owning more than 9.9% of the Company's pro forma Voting Securities (as defined herein) outstanding following such exchange; and PROVIDED, FURTHER, that at any time that a holder of Exchangeable Series A Securities owns more than 9.9% of the outstanding Voting Securities, any Common Stock Exchange by such holder shall be solely for Class C Common Stock. Notwithstanding the immediately preceding sentence, a Common Stock Exchange may be for shares of Class B Common Stock that would result in a holder owning more than 9.9% of the outstanding Voting Securities if, prior to the effectiveness of the Common Stock Exchange, such holder has delivered to the Secretary of the Company an opinion or memorandum of counsel, in form and substance reasonably satisfactory to the Company, or other reasonably satisfactory evidence that such holder may beneficially own more than 9.9% of the outstanding Voting Securities of the Company and will acquire such shares in accordance
    with the Bank Holding Company Act of 1956.    As used herein, "Voting
    Securities" shall mean the pro forma number of shares of capital stock of the Company entitled to vote in an election of the directors of the Company as of the time of the Common Stock Exchange, giving effect to the proposed Common Stock Exchange and all other exchanges of other securities for or conversions of other securities into Common Stock then proposed by the applicable holder of Exchangeable Series A Securities, but not giving effect to the exercise of any other outstanding common stock equivalents held by such holder, or the exercise of common stock equivalents or other exchanges or conversions of securities for or into Common Stock by any other person. The Company shall implement procedures prior to the effectiveness of such Common Stock Exchange to enable each holder of Exchangeable Series A Securities to indicate the class of Common Stock that such holder elects to receive upon such exchange.

              (iii) A Common Stock Exchange shall be effected only upon the affirmative vote of a majority in Liquidation Amount of all Exchangeable Series

    A Securities then outstanding, conducted in accordance with the procedures set forth in Section 12.1 of the Trust, excepting that, for purposes of applying such Section 12.1, the class of securities shall be construed to consist solely of the Exchangeable Series A Securities. If a Common Stock Exchange is approved by such a vote, such Common Stock Exchange shall be effected with respect to all Exchangeable Series A Securities at the time provided in Section 9.11(h).

          (d) The Common Stock Exchange Price as set forth in subsection (c) of this Section 9.11 shall be adjusted upon the events, and in the manner, set forth below:

              (i) If the Company is recapitalized through the subdivision or combination of its outstanding shares of Common Stock into a larger or smaller number of shares, the Common Stock Exchange Price shall be decreased or increased, as of the record date for such recapitalization, in the inverse proportion to the increase or decrease in the number of outstanding shares of Common Stock.

              (ii) If the Company declares a dividend on the Regular Common Stock, or makes a distribution to holders of Regular Common Stock, and such dividend or distribution is payable or made in Regular Common Stock or securities convertible into or exchangeable for Regular Common Stock, or rights to purchase Regular Common Stock or securities convertible into or exchangeable for Regular Common Stock, the Common Stock Exchange Price shall be decreased, as of the record date for determining which holders of Regular Common Stock shall be entitled to receive such dividend or distribution, in inverse proportion to the increase in the number of outstanding shares (and shares of Regular Common Stock issuable upon conversion of all such securities convertible into Regular Common Stock) of all Common Stock as a result of such dividend or distribution.

              (iii) If the Company declares a dividend on the Regular Common Stock payable in cash, the Common Stock Exchange Price shall be reduced by the per share dividend payment.

              (iv) If the Company declares a dividend on Regular Common Stock (other than a dividend covered by clause (ii) above, or a dividend payable in cash covered by clause (iii) above) or distributes to holders of its Regular Common Stock, other than as part of its dissolution or liquidation or the winding up of its affairs, any shares of its stock, any evidence of indebtedness or any cash or other of its assets (other than Regular Common Stock or securities convertible into or exchangeable for Regular Common Stock) (an "Alternative Distribution"), the Common Stock Exchange Price shall be reduced by an amount equal to the value of the Alternative Distribution per share of Regular Common Stock as determined in good faith by the Company's Board of Directors based upon a written opinion from a nationally recognized investment banking firm selected by the holders of a majority in interest of the Series A Capital Securities then outstanding and subject to the rights granted in this Section 9.11, and taking into account, among other relevant factors, whether the Purchaser, as holder of Series A Capital Securities, acquired any Purchase Rights (as defined herein) with respect to such dividend or distribution pursuant to the terms hereof. The selection of such investment banking firm shall be consented to by the Company, which consent shall not be unreasonably withheld, and such investment banking firm's fees and expenses shall be paid by the Company. The Company shall provide the Purchaser with written notice concerning an Alternative Distribution at least ten (10) business days prior to the record date therefor.

              (v) In case the Company shall, at any time or from time to time following the date hereof, issue or agree to issue by warrants, convertible securities, stock options or otherwise, any of its Common Stock or Other Securities (as defined herein), including treasury shares, (other than any shares issued in contemplation of the Securities Purchase Agreement), for a consideration per share less than the Common Stock Exchange Price per share in effect immediately prior to the time of such issue or sale, then forthwith upon such issue or sale, or agreement to issue or sell, said Common Stock Exchange Price shall be reduced to a price (calculated to the nearest cent) determined by dividing (x) an amount equal to (A) the product obtained by multiplying the number of shares of the Common Stock outstanding (or then deemed to be outstanding as herein provided) immediately prior to such issue by the Common Stock Exchange Price in effect at such time plus (B) the consideration received by the Company upon such issue by (y) the number of shares of the Common Stock outstanding (or then deemed to be outstanding as herein provided) immediately after such issue. For the purposes of this clause (v), the number of shares of Common Stock deemed to be outstanding at any given time shall exclude shares in the treasury of the Company but shall include all shares issuable or to become issuable under any agreements, warrants, convertible securities, stock options, similar rights or otherwise (hereinafter in this clause (v) referred to as "Options"). The Board of Directors of the Company shall make a reasonable determination of the fair value of the amount of consideration other than money received by the Company upon the issue by it of any of its securities. Such Board shall, in case any Common Stock or Options for the purchase thereof are issued with other stock, securities or assets of the Company, determine what part of the consideration received therefor is applicable to the issue of the Common Stock or Options for the purchase thereof. If, as provided herein, the Common Stock Exchange Price is adjusted as a consequence of the Company's issuance of Options, no further adjustment of the Common Stock Exchange Price shall be made upon the subsequent issuance of Common Stock upon the exercise of such Options. To the extent that Options expire without having been exercised, the Common Stock Exchange Price computed upon their issuance, and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed to take into account only the shares of Common Stock actually issued upon the exercise of such Options. In any such recomputation, the consideration applicable to the shares of Common Stock issued shall be the aggregate consideration which was received by the Company upon the issuance of such Options, whether or not exercised, plus the additional consideration actually received by the Company upon the exercise thereof. No recomputation shall have the effect of increasing the Common Stock Exchange Price by an amount in excess of the adjustment thereof made in respect of the issuance of the expired Options. No adjustment shall be made pursuant to this clause (v) for the issuance by the Company of (x) any securities issued pursuant to executive compensation arrangements the terms of which are disclosed in Disclosure Schedule 5.2(m)(18) to the Securities Purchase Agreement, or (y) any securities that may be issued upon the conversion of the mandatorily convertible debentures of SDN Bancorp, Inc. disclosed on Disclosure
          Schedule 5.2(b) to the Securities Purchase Agreement.

              (vi) No adjustment in the Common Stock Exchange Price shall be required unless such adjustment would require an increase or decrease in the Common Stock Exchange Price of at least one percent; provided, however, that any adjustments which by reason of this clause (vi) are not required to be made immediately shall be carried forward and taken into account at the time of exchange of the Series A Capital Securities or any subsequent adjustment in the Common
          Stock Exchange Price which, singly or in combination with any adjustment carried forward, is required to be made under this
          Section 9.11(d).

              (vii) If the event as a result of which an adjustment is made under clause (i), (ii), (iii), (iv) or (v) above does not occur, then any adjustment in the Common Stock Exchange Price that was made in accordance with such clause (i), (ii), (iii), (iv) or (v) shall be rescinded effective immediately prior to the record date for such event.

          (e) Subject to subsection (g) of this Section 9.11, the holders of the Series A Capital Securities shall have the additional rights set forth in this Section 9.11(e). Capitalized terms used in this Section 9.11(e) and not defined in this Agreement have the meaning assigned such terms in the Trust.

              (i) Subject to the last sentence of this subsection, upon any and each Interest Payment Date (as defined in the Debenture) on which the Company elects not to pay the interest payment then due fully in cash to the holder of the Debenture, the Company shall, in addition to adding a Principal Adjustment to the principal sum of the Debenture, issue to each holder of Series A Capital Securities, for no additional consideration, shares ("PIE Shares") of Class B Common Stock or Class C Common Stock (such class to be determined in accordance with subsection (ii) hereof) equal to, unless adjusted as provided herein, Seven (7) shares of Common Stock for each $100.00 of the Principal Adjustment required to be added to the Liquidation Amount of all of such holder's Series A Capital Securities as of such Interest Payment Date. If the Market Value of the Class B Common Stock as of the Interest Payment Date with respect to which the PIE Shares are issued is greater than or less than $4.00 per share, the number of PIE Shares so issued shall be adjusted by dividing 7 by a fraction, the numerator of which is the Market Value of the Class B Common Stock as of the relevant Interest Payment Date and the denominator of which is $4.00. Notwithstanding anything to the contrary contained herein, the Company shall not issue PIE
          Shares pursuant to this Section 9.11(e) numbering, in the aggregate, more than of (x) Four Hundred Sixty-Nine Thousand Two Hundred Fifty (469,250) shares minus (y) the aggregate number of PIE Shares theretofore issued in respect of Series E Preferred Stock, on or with respect to any and all Interest Payment Dates on which PIE Shares would otherwise be due, and if and after Company has issued such number of PIE Shares the Company shall not thereafter issue PIE Shares regardless of whether, on or with respect to any subsequent Interest Payment Date, the Company fails to pay interest on the Debenture in full in cash.

              (ii) The PIE Shares issuable under this Section 9.11(e) shall be either shares of Class B Common Stock or shares of Class C Common Stock, or any combination thereof, at the sole election of the Holder (or, for so long as the Holder is the Trust, at the sole election of the respective holders of the Series A Capital Securities then outstanding ("Series A Holders"); PROVIDED, HOWEVER, that the Holder (or, if applicable, a Series A Holder) may not elect to receive shares of Class B Common Stock if and to the extent that the Holder or, if the Holder is the Trust, the applicable Series A Holder, would not then be permitted to convert Class C Common Stock into Class B Common Stock pursuant to the restrictions contained in Article Fourth, Part B, Section 5(a) of the Amended and Restated Charter.


         (f) If at any time the Company grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of Regular Common Stock (the "Purchase Rights"), then each Purchaser shall be entitled, if and to the extent it then is beneficial owner of Series A Capital Securities, to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Purchaser could have acquired if such Purchaser had held the number of shares of Regular Common Stock acquirable upon complete exchange of its Series A Capital Securities immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Regular Common Stock are to be determined for the grant, issue or sale of such Purchase Rights; provided that (a) if the Purchase Rights involve Common Stock that constitutes Voting Securities, the Company shall make available to each Purchaser, at such Purchaser's request, Purchase Rights for Class C Common Stock, except that, if and to the extent that the Purchaser would not be permitted to exchange its Series A Capital Securities for Class B Common Stock pursuant to this Section 9.11, the Company shall grant, issue or sell to the Purchaser only Purchase Rights relating to Class C Common Stock; and (b) if the Purchase Rights involve Voting Securities other than Common Stock, the Company shall use its best efforts to make available to the Purchaser, at such Purchaser's request, Purchase Rights involving non-voting securities (except where such securities are entitled to voting rights pursuant to applicable laws) which are otherwise identical to the Purchase Rights involving voting securities and which non-voting securities are convertible or exchangeable into such voting securities on the same terms as the Company's Class C Common Stock is convertible into the Company's Class B Common Stock.

         (g) Upon a Series A Transfer (as defined in Section 18) of any Series A Capital Security, whether or not the Purchaser thereof thereafter reacquires such Series A Capital Security, (i) such Series A Capital Security may not thereafter be exchanged for Series E Preferred Stock in a Series E Exchange or for Common Stock in a Common Stock Exchange, (ii) no holder of such Series A Capital Security shall be entitled to vote thereafter with respect to any proposed Series E Exchange or Common Stock Exchange, and (iii) the holder of such Series A Capital Security shall not be entitled thereafter to receive
PIE Shares pursuant to Section 9.11(e). Upon the occurrence of a Series A Bulk Transfer, (i) no outstanding Series A Capital Security may thereafter be exchanged for Series E Preferred Stock in a Series E Exchange or for Common Stock in a Common Stock Exchange and no vote in respect of a Series E Exchange or Common Stock Exchange shall thereafter be taken, and (ii) no holder of any outstanding Series A Capital Security shall be entitled to receive PIE Shares pursuant to Section 9.11(e).

         (h) Following receipt by the Company of a certificate of the Trustees of the Trust that the holders of the Exchangeable Series A Securities have voted to effect a Series E Exchange or Common Stock Exchange in accordance with any of subsections (a), (b) or (c) of this Section 9.11 (and subject in all events to the provisos contained in such subsections (a) and (b)), the Company shall effect the Series E Exchange or Common Stock Exchange (as applicable) not later than sixty (60) days after the Company's receipt of such certificate. The Series A Capital Securities so exchanged shall be deemed outstanding through the date on which such exchange is actually effected and Notional Dividends shall be computed thereon to (but not including) such date.

         (i) In furtherance of the Parties' rights and obligations under the terms of the Debenture in connection with a Series A Bulk Transfer, each Purchaser (including its transferees) agrees (x) that it shall give the Company notice of any proposed transfer of Series A Capital Securities reasonably adequate for the Company to determine whether such transfer (together with prior transfers) shall constitute a Series A Bulk Transfer and, if so required, to effect the change in the Base Rate of the Debenture upon the effectiveness of such Series A Bulk Transfer, (y) to interpose no objection to the Company's restatement of the Debenture immediately prior to the effectiveness of such Series A Bulk Transfer to remove provisions that will not thereafter be operative, in accordance with the terms of the Debenture, and (z) to take all other action reasonable necessary to enable the Company and the Trust to make such changes as are required upon the effectiveness of a Series A Bulk Transfer, including by advising the Company of the interest rate that will constitute the Base Rate under the Debenture from and after the Series A Bulk Transfer.

    9.12 COOPERATION IN SERIES A TRANSFER. The Company agrees to use all commercially reasonable efforts to assist the Purchasers in effecting a Series A Transfer, including by making available to the Purchasers, their financial and legal advisors, their placement agent(s) and prospective transferees of the Series A Capital Securities such information regarding the Company and members of management of the Company as the Purchasers may reasonably request, subject to the receipt of customary confidentiality agreements from such persons to the extent reasonably requested by the Company. Notwithstanding the right of the Company, as issuer of the Debenture, to require an opinion of counsel in connection with a transfer of either a Debenture or a Series A Capital Security as specified in the legend to each such instrument, the Company agrees that it shall not require such an opinion from any of the initial Purchasers hereunder in the case of any Series A Transfer to a "qualified institutional buyer", as that term is defined in Rule 144A promulgated under the Securities Act.

    10.   SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

          (a) Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Company, its Subsidiaries and the Purchasers herein shall survive the execution of this Agreement, the delivery to the Purchasers of certificates representing the Senior Securities being purchased and the payment therefor, for the following periods: (1) all covenants and agreements contained in this Agreement, and those representations and warranties set forth in subsections 5(a), 5(b), 5(e), 5(f), 5(g), 5(h), 5(n), 5(r) and 5(jj), shall survive indefinitely; (2) those representations and warranties set forth in subsections 5(v), 5(ff) and 5(hh) shall survive for a period equal to the duration of the statute of limitations under California or Federal law with respect to the type of matter addressed in such representation or warranty; and (3) the representations and warranties set forth in all other subsections of Section 5 shall survive until the date (the "Primary Expiration Date") that is six (6) months following the delivery to the Purchasers of the Company's audited financial statements as at December 31, 1997 and for the period then ended.

          (b) The representations set forth in Subsections 6(c), 6(d), 6(e) and 6(f) shall survive until the Primary Expiration Date. All other representations and warranties in Section 6 shall survive indefinitely.

    11.   [RESERVED]

    12.   INDEMNITY.

          (a) INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE COMPANY. Each Purchaser agrees, severally and not jointly, to indemnify and hold harmless the Company from and in respect of any and all Adverse Consequences that the Company may suffer through and after the date of the claim for indemnification arising out of or due to a breach of any representation, warranty or agreement of such Purchaser contained in this Agreement or in any other document provided by the Purchasers to the Company in connection with the Purchasers' investment in the Senior Securities.

          (b) INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE PURCHASERS.
Subject to the limits set forth in this Section and solely with respect to matters asserted (even though not resolved) within the period specified in
Section 10, the Company and all of its Subsidiaries (and/or successors thereto) jointly and severally agree to indemnify, defend and hold each Purchaser harmless from and in respect of any and all Adverse Consequences that such Purchaser may suffer through and after the date of the claim for indemnification arising out of or due to any of the below-listed items. The items for which the Purchasers shall be entitled to indemnification are:

          1. the inaccuracy of any representation contained herein or the breach of any warranty contained herein in each case made as of the date of this Agreement by the Company or any of its Subsidiaries, including any inaccuracy in the Disclosure Statement or omission of a fact from the Disclosure Schedule that would be necessary to make the Disclosure Schedule not misleading;

          2. the inaccuracy of any representation contained herein or the breach of any warranty contained herein in each case made as of the Funding Date by the Company or any of its Subsidiaries, including any inaccuracy in the Disclosure Statement or omission of a fact from the Updated Disclosure Schedule that would be necessary to make the Updated Disclosure Schedule not misleading, if the facts underlying such inaccuracy or breach (had they been disclosed) would been sufficient, individually or in the aggregate with the facts underlying all other such breaches, inaccuracies or omissions, to cause a failure of a closing condition set forth in any of subsections 7.1(a), (b) or (c);

          3. the breach of any covenant, undertaking or agreement of the Company or its Subsidiaries contained in this Agreement, which breach has not been cured within fifteen (15) days after the Company's receipt of written notice thereof from the Purchaser (or, if such breach is not reasonably capable of cure within fifteen days, within a reasonable time under the circumstances (not to exceed forty-five (45) days, provided that the Company is making diligent efforts to effect such cure);

          4. unpaid Taxes of any Person (other than any of the Company, its Subsidiaries, Target Company and Target Subsidiaries) under Treas. Reg.
    Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; and

          5.  those matters set forth on SCHEDULE 12(b) hereto;

PROVIDED, HOWEVER, that the Company and the Subsidiaries shall have no obligation to indemnify a Purchaser from, against or in respect of any Adverse Consequences until such Purchaser has suffered Adverse Consequences by reason of all breaches and other indemnified matters aggregating in excess of $750,000 (the "Threshold Amount"), but if and at all times after a Purchaser has suffered Adverse Consequences aggregating in excess of the Threshold Amount, the Company and the Subsidiaries shall indemnify the Purchaser for the full amount of such Adverse Consequences, including those Adverse Consequences comprising the Threshold Amount.

          (c) A Party seeking indemnification pursuant to this Section 12
(the "Indemnified Party") shall give notice to the Party from whom such indemnification is sought (the "Indemnifying Party") specifying in reasonable detail the basis for and the indemnification sought and the amount of Adverse Consequences suffered by the Indemnified Party. Not less than twenty (20) business days after receipt of such demand from the Indemnified Party, the Indemnifying Party shall notify the Indemnified Party in writing whether it agrees that indemnification is required pursuant to this Section 12 and whether it agrees with the Indemnified Party's calculation of its Adverse Consequences. If following the receipt of such response the Parties continue to disagree, each Party shall be free to seek any remedy available to it at law or in equity. If the Parties contest a claim for indemnification in any adjudicatory proceeding, all Expenses of the prevailing Party or Parties shall be borne by the other Party or Parties.

          (d) If and to the extent that a Purchaser is an owner of Common
Stock (or Common Stock equivalents) or other securities of the Company at the time it becomes reasonably probable that the Company will be obligated to indemnify the Purchaser pursuant to this Section 12, then in determining the amount payable to a Purchaser on account of any Adverse Consequences to the Purchaser for which indemnification is required to be provided hereunder, there shall be a gross-up of the indemnification amount to reflect the extent to which the Company's payment of the indemnification amount will result in a diminution in the value of the one or more classes or series of securities (including common stock equivalents and other securities) of the Company that such classes and common stock equivalents of the Company that a Purchaser owns, giving due regard to among other relevant factors the Purchaser's percentage ownership of such Common Stock and all other securities (considered on a fully diluted basis including all Common Stock equivalents then outstanding).

          (e) A Party's knowledge prior to Funding of any inaccuracy or breach of any representation, warranty or covenant made or to be performed by another Party shall not limit the first Party's rights to indemnification under this Agreement if the Funding occurs.

          (f) The items or matters set forth on each section of the Disclosure Schedule, or excepted by the text of a given representation or warranty, shall qualify or be excepted from only the representations and warranties contained in the Section of this Agreement to which such Disclosure Schedule section specifically applies or in which such exception is written, and such disclosure or exception of said item or matter shall not constitute a disclosure or exception for purposes of any other Section of this Agreement unless specifically referenced in such other Section.

          (g) Any indemnity payment shall be treated as an adjustment to the purchase price hereunder.

    13.   TERMINATION; TERMINATION FEE.

    (a) Either of the parties hereto may terminate this Agreement (i) if the transactions contemplated hereby are not consummated by August 15, 1997 through no fault of the terminating party (for purposes hereof, a termination of the Acquisition Agreement pursuant to Section 7.2, Section 7.3, Section 7.4.2,
Section 7.4.3 or Section 7.4.5 thereof being deemed not to be the fault of the Company or any of its Subsidiaries), (ii) any federal or state regulator shall have made a final determination denying an application of either party to the Acquisition Agreement, the granting of which is essential to the consummation of the Acquisition or (iii) the Target Company terminates the Acquisition Agreement. In addition, this Agreement shall terminate upon mutual consent of the parties hereto. If the Acquisition Agreement is terminated and the Company receives the Termination Fee (as defined in the Acquisition Agreement), the Company shall pay to each Purchaser, within five (5) business days after the receipt of the Termination Fee, the sum of Three Hundred Sixteen Thousand Five Hundred Twenty Dollars ($316,520), being equal to 1.0% of the Subscription Price. The Purchasers may terminate this Agreement by giving written notice to the Company at any time prior to the Funding in the event the Company has breached any representation, warranty, or covenant contained in this Agreement, if such breach would prevent the Company from satisfying any of the conditions set forth in Section 7.1 and if the breach has continued without cure for a period of fifteen (15) days after the Company's receipt of written notice from the Purchasers regarding such breach.

    (b) EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 13(a), all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach to the other Party for the breach of representations, warranties, and covenants). Notwithstanding the foregoing, the obligation of the Company to reimburse the expenses of each Purchaser as set forth in Section 20 shall not terminate (and the Company shall pay the Expenses of the Purchaser) except in the event this Agreement shall be terminated on account of a breach of a representation, warranty or covenant by such Purchaser.

    14. NOTICES. All notices provided for in this Agreement shall be in writing, duly signed by the party giving such notice, and shall be delivered in hand, by nationally-recognized courier service, telecopied (with copy by other permitted means) or mailed by first class mail, as follows:

    (a)   if given to the Company (including its Subsidiaries):

              Commerce Security Bancorp, Inc.
              7777 Center Avenue
              Huntington Beach, CA 92647
              Attention:    Robert P. Keller, Chief Executive Officer
              Telephone:    (714) 895-2929
              Telecopy:     (714) 891-8884

              WITH A COPY TO:

              Nutter, McClennen & Fish, LLP
              One International Place
              Boston, MA  02110
              Attention:    Michael K. Krebs, Esquire
              Telephone:    (617) 439-2000
              Telecopy:     (617) 973-9748

    (b)   if given to MDP:

              Madison Dearborn Capital Partners II, L.P.
              Three First National Plaza
              Suite 1330
              Chicago, IL  60602
              Attention:    Paul Wood
              Telephone:    (312) 732-5400
              Telecopy:     (312) 732-4098

              WITH A COPY TO:

              Kirkland & Ellis
              200 E. Randolph Street
              Chicago, IL  60601
              Attention:    John Fitzgerald, Esq.
              Telephone:    (312) 861-2000
              Telecopy:     (312) 861-2200

    (c)   if given to Olympus:

              Olympus Growth Fund II, L.P.
              Olympus Executive Fund, L.P.
              Metro Center
              One Station Place
              Stamford, CT  06902
              Attention:    James A. Conroy
              Telephone:    (203) 353-5900
              Telecopy:     (203) 353-5910

              WITH A COPY TO:

              Kirkland & Ellis
              200 E. Randolph Street
              Chicago, IL  60601
              Attention:    John Fitzgerald, Esq.
              Telephone:    (312) 861-2000
              Telecopy:     (312) 861-2200

Notices so dispatched shall be deemed delivered (i) upon delivery, if delivered in hand; (ii) upon receipt of electronic confirmation, if sent by telecopier;
(iii) the next Business Day following dispatch, if sent by overnight courier; and (iv) the third Business Day following dispatch, if sent by first class mail. Any Party may change its address for purposes of this Section by delivery of a notice in accordance with this Section.

    15. BINDING EFFECT. This Agreement shall be binding upon, and shall inure solely to the benefit of, each of the Parties hereto, and each of their respective heirs, executors, administrators, successors and permitted assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

    16. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware without regard to the conflict of law provisions thereof.

    17. ENTIRE AGREEMENT. This Agreement represents the entire understanding of the parties with respect to the matters addressed herein and supersedes all prior written and oral understandings concerning the subject matter herein.

    18.   ASSIGNMENT.

          (a) Except as expressly provided in Section 18(b) or Section
18(c) hereof, all of the terms, covenants and undertakings contained in this Agreement, and the securities purchased hereunder, will be binding upon and inure to the benefit of a Purchaser's successors and assigns and may be assigned at a Purchaser's discretion to any financial institution and/or any corporation, trust or individual. In the event of any assignment, the transferred shares will contain all applicable legends necessary to comply with federal and state securities laws or regulations. The Purchaser shall, if requested by the Company prior to a proposed transfer by the Purchaser, provide to the Company an opinion of counsel reasonably satisfactory to the Company, to the effect that
(i) the securities may be transferred without such registration and (ii) the transfer will not violate any applicable state or other jurisdiction's securities or "blue sky" laws. An opinion delivered pursuant to this Section by the law firm of Kirkland & Ellis, in form and substance reasonably satisfactory to the Company, will be acceptable to the Company.

          (b) If the holder of the Special Common Stock is a Competitor
(as defined herein) of the Company (x) at any time prior to the third anniversary of the Funding Date, the holder shall not be entitled to the benefit of the covenants set forth in Section 9.4 hereof and (y) at all times, such holder shall not be entitled to the benefit of the covenants set forth in
Section 9.2(i) and (iv) and Section 9.3. The Purchasers shall not be entitled to transfer Series C Preferred Stock or Series D Preferred Stock to a Competitor.

          (c) Except as provided in the immediately following sentence, the rights of the Purchasers under Section 9.11 are unique to the several Purchasers (including their respective Affiliates) and are not assignable to any other Person other than to an Affiliate of the transferring Purchaser. Notwithstanding the foregoing, the rights of the Purchasers under Section 9.11 are assignable to any direct transferee of Series A Capital Securities from a Purchaser other than in a Series A Transfer. A Series A Transfer means a transfer of beneficial ownership of Series A Capital Securities prior to the third anniversary of the Funding Date, provided that the transferee does not acquire from one or more Purchasers beneficial ownership of any other Senior Securities or Warrants in connection with such transfer.

    19. SUCCESSORS. This Agreement shall inure to the benefit of and be binding upon the Company, the Purchasers and their respective successors and permitted assigns. Nothing expressed herein is intended or shall be construed to give any person other than the persons referred to in the preceding sentence any legal or equitable right, remedy or claim under or in respect of this Agreement.

    20. EXPENSES. The Company will pay its own expenses and the reasonable fees and expenses incurred by service providers to the Purchasers, including counsel, accountants and consultants. The Company shall, promptly upon request therefor, reimburse the Purchasers for such reasonable fees and expenses of their service providers (including, without limitation, legal, accounting, and consulting fees) incurred in connection with the transactions contemplated by this Agreement and the enforcement of this provision. Legal expenses shall include expenses incurred in connection with the preparation, negotiation and closing of this Agreement and legal expenses in connection with any amendment or waiver of rights pursuant to this Agreement (whether or not effected) or in connection with the enforcement of any of its rights under this Agreement. In addition, the Company shall reimburse a portion of the investment banking fees and expenses (including such investment bankers' legal fees and expenses to the extent paid by the Purchasers) incurred by the Purchasers in the event that the Purchasers sell the Series A Capital Securities in a Series A Transfer (the "Series A Transfer Expenses"), such portion to equal, in the aggregate for all Purchasers, $350,000, but in no event more than one-half of the Series A Transfer Expenses. Such reimbursement shall be made promptly following the Purchasers' delivery to the Company of copies of the invoice(s) for the Series A Transfer Expenses, together with evidence of their payment of the same.

    21. SEVERABILITY OF PROVISIONS. Any covenant, provision, agreement or term of this Agreement that is prohibited or is held to be void or unenforceable in any jurisdiction shall as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof.

    22. MISCELLANEOUS. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the holders of at least two-thirds of the affected class of Senior Securities. The headings in this Agreement are for the purposes of references only and shall not limit or otherwise affect the meaning hereof.

    23. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of the counterparts, each of which counterparts when so executed and delivered shall be deemed to be an original, but all such respective counterparts shall together constitute but one and the same instrument.

    24. PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties hereto, which approval shall not be unreasonably withheld; PROVIDED, HOWEVER, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

    25. NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. Any entity to which Purchasers may transfer any Senior Securities shall have the Purchasers' rights under this Agreement, except as otherwise provided in this Agreement.

    26.   CONSTRUCTION.   The Parties have participated jointly in the
negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

    27. SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 28 below), in addition to any other remedy to which they may be entitled, at law or in equity.

    28. SUBMISSION TO JURISDICTION. Each of the Parties submits to the jurisdiction of any federal court (or, if federal jurisdiction is unavailable, a state court) sitting in Los Angeles, California or Chicago, Illinois in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.
Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 14 above. Nothing in this Section 28, however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

    29.   CERTAIN DEFINITIONS.

          "ADVANCES" means amounts that, as of the Funding Date, have been advanced by the Company in connection with servicing the Mortgage Loans (including, without limitation, principal, interest, taxes and insurance premiums) and which are required or permitted to be paid by the Company as the servicer of the Mortgage Loans pursuant to applicable Investor requirements and the terms of the applicable Mortgage Servicing Agreements.

          "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses, and including costs of environmental investigations and/or cleanups ordered by federal, state, local, or foreign governments (or any agencies thereof), PROVIDED, HOWEVER, that only if the Funding has not occurred, Adverse Consequences shall not include any consequential damage incurred by the Purchasers.

          "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

          "AFFILIATED GROUP" means any affiliated group within the meaning of Code Sec. 1504 or any similar group defined under a similar provision of state, local, or foreign law.

          "AGENCY" means FHA, VA, GNMA, FNMA, FHLMC or a State Agency, as applicable.

          "ANCILLARY AGREEMENTS" means the Trust Agreement, the Junior Subordinated Debenture, the Charter, the Series B Warrant, the Terminal Adjustment Warrant, the Escrow Agreement, the Registration Agreement, the Shareholder Agreement and the Guarantee.

          "ASSOCIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

          "BANK" means San Dieguito National Bank, Liberty National Bank, Commerce Security Bank and Eldorado Bank.

          "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could reasonably be expected to form the basis for any specified consequence.

          "CHANGE IN CONTROL" shall be deemed to have occurred in the event that the Company consummates a liquidation or reorganization (other than a liquidation or reorganization conducted in connection with any insolvency or bankruptcy proceeding of the Company), or a merger or consolidation of the Company, or sale or other disposition of all or substantially all of the assets of the Company (each, a "Business Combination") UNLESS immediately following the consummation of such Business Combination all of the following conditions are satisfied: (V) the holders of the Common Stock receive only common stock of the entity (the "Resulting Entity") resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) (which common stock of the Resulting Entity shall, in the case of the Special Common Stock, and except with the prior approval of the holders of two-thirds of the Special Common Stock then outstanding, have all of the powers, preferences and rights of the Special Common Stock); (W) no person (or group acting in concert within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act (a "Group")) beneficially owns (within the meaning of Rule 13d-3), directly or indirectly, twenty percent (20.0%) or more of, respectively, the then outstanding shares of common stock of the Resulting Entity or the combined voting power of the voting securities entitled to vote generally in the election of directors ("Outstanding Voting Securities") of the Resulting Entity, other than any person or group that beneficially owned, directly or indirectly, twenty percent (20%) or more of the Common Stock immediately before such Business Combination; (X) no person or Group beneficially owns, directly or indirectly, forty percent (40%) or more of, respectively, the then outstanding shares of the Resulting Entity or the combined voting power of the then-Outstanding Voting Securities of the Resulting Entity, excluding only a person (or Group comprised of persons) that beneficially owned, directly or indirectly, one percent (1%) or more of the Common Stock immediately following the initial issuance of the Company's Special Common Stock; (Y) not more than one-half of the members of the board of directors of the Resulting Entity are Affiliates or associates (within the meaning of Rule 12b-2 of the Securities Exchange Act) of any party to the Business Combination other than the Company, and not less than one-half of the members of the board of directors of the Resulting Entity were members of the Board of Directors of the Company at the time the Company's Board of Directors authorized the Company to enter into the definitive agreement providing for such Business Combination; and (Z) Robert P. Keller has not ceased to be the Chief Executive Officer of the Resulting Entity as a consequence of such Business Combination. A Change in Control shall also be deemed to occur if any Person or Group (other than a person (or Group comprised of persons) that beneficially owned, directly or indirectly, one percent (1%) or more of the Common Stock immediately following the Funding Date shall become a beneficial owner of a majority of Outstanding Voting Securities of the Company.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "COLLATERAL" means the property securing a Mortgage Loan.

          "COMMON STOCK" means in such circumstances (i) where the context indicates that such reference is prior to the Funding, the Regular Common Stock of the Company, or (ii) where the context indicates that such reference is as of or subsequent to the Funding, the Special Common Stock, the Class B Common Stock and the Class C Common Stock, collectively.

          "THE COMPANY" has the meaning set forth in the preface to this Agreement.

          "COMPETITOR" means (i) any depository institution holding company which is not owned by a depository institution holding company or (ii) any depository institution which is not owned by a depository institution holding company, in either case the corporate headquarters of which is located in San Diego County or Orange County, California, or in any county immediately contiguous to either or both.

          "CONFORMING LOAN" means a Mortgage Loan which is or is eligible to be an FHA Loan or a VA Loan or which is a loan eligible to be sold to FNMA or FHLMC.

          "CONSENT" means any consent, approval, order, authorization, form, registration, notification, declaration or filing.

          "CUSTODIAL ACCOUNTS" means escrow accounts for serviced loans.

          "CONTROLLED GROUP OF CORPORATIONS" has the meaning set forth in Code Sec. 1563.

          "DISCLOSURE SCHEDULE" has the meaning set forth in Section 5.

          "EMPLOYEE BENEFIT PLAN" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

          "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA Sec. 3(2).

          "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA Sec. 3(1).

          "ENVIRONMENTAL AND SAFETY REQUIREMENTS" shall mean all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "FAIR MARKET VALUE" means an amount per share of Class B Common
Stock equal to the average closing price for the thirty (30) trading days immediately preceding the date of exercise as reported (i) on the principal national securities exchange on which the Class B Common Stock is traded or (ii) if the Class B Common Stock is not traded on a national exchange, on the Nasdaq National Market System. If the Class B Common Stock is not listed on an exchange or traded on the Nasdaq National Market System, then Fair Market Value shall be an amount per share as the Company and holder of the Class B Common Stock shall mutually agree.

          "FHA" means Federal Housing Administration or any successor thereto.

          "FHA LOANS" means Mortgage Loans which are insured by FHA.

          "FHLMC" means Federal Home Loan Mortgage Corporation or any successor thereto.

          "FINANCIAL STATEMENT" has the meaning set forth in Section 5.(l).

          "FNMA" means Federal National Mortgage Association or any successor thereto.

          "GAAP" means United States generally accepted accounting principles as in effect from time to time applied on a consistent basis.

          "GNMA" means Government National Mortgage Association or any successor thereto.

          "HUD" means United States Department of Housing and Urban Development or any successor thereto.

          "INDEBTEDNESS" means, whether recourse as to all or a portion of the assets of the Company and whether or not contingent: (i) every obligation of the Company for money borrowed; (ii) every obligation of the Company evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of the Company with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the Company; (iv) every obligation of the Company issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of the Company; (vi) any indebtedness issued to any trust, or a trustee of such trust, partnership or other entity affiliated with the Company that is a financing entity of the Company (a "financing entity") in connection with the issuance by such financing entity of securities that are similar to the Series A Capital Securities of the Trust; (vii) every obligation of the type referred to in clauses (i) through (vi) of another person and all dividends of another person the payment of which, in either case, the Company has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise; and (viii) all indebtedness of the Company for claims (as defined in Section 101(4) of the United States Bankruptcy Code of 1978, as amended) in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements.

          "INDEMNIFIED PARTY" has the meaning set forth in Section 12(c).

          "INDEMNIFYING PARTY" has the meaning set forth in Section 12(c).

          "INSURANCE PROCEEDS" means insurance or guarantee proceeds paid or payable with respect to a Mortgage Loan from an Insurer to the Company, the Purchasers or any of their beneficiaries, successors or assigns, or to any Investor.

          "INSURER" means a Person who insures or guarantees all or any portion of the risk of loss upon borrower default on any of the Mortgage Loans, including, without limitation, the FHA, the VA and any private mortgage insurer, and providers of life, hazard, flood, disability, title or other insurance with respect to any of the Mortgage Loans or the Collateral.

          "INVESTOR" means any Person (including any Agency) who (i) owns Mortgage Loans or Previously Disposed Loans or servicing rights to Mortgage Loans or Previously Disposed Loans, serviced or master serviced by the Company pursuant to a Mortgage Servicing Agreement or (ii) is a party (other than the Company) to an Investor Commitment.

          "INVESTOR COMMITMENT" means the commitment of a Person to purchase a Mortgage Loan owned by the Company.

          "INTELLECTUAL PROPERTY" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith,
(e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

          "KNOWLEDGE" means the actual knowledge of one or more of Robert Keller, Curt Christianssen, Philip Inglee, Richard Ganulin or Paul Rodeno, or any person not named above who constitutes an "Executive Officer" of the Company for purposes of Regulation O, 123 C.F.R. Section 215, following a commercially reasonable level of inquiry, which shall include, without limitation, (i) causing Target Company to reconfirm, as of January 31, 1997 (or later), the representations and warranties made by it in the Acquisition Agreement (including, as necessary, through updated disclosure schedules under the Acquisition Agreement), (ii) reviewing the representations and warranties hereunder that relate to Target Company or Target Subsidiary with the President and Chief Financial Officer of Target Subsidiary, and (iii) reviewing the litigation letters provided by Target Company's and Target Subsidiary's counsel to Target Company's auditors in connection with the latters' audit of Target Company's financial statements as at December 31, 1996.

          "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

          "LICENSES" means certifications, authorizations, licenses, permits and other approvals necessary for the Company to conduct its current mortgage banking business.

          "LOAN DOCUMENTS" means all files, records and documents necessary to originate and/or service the Mortgage Loans in accordance with Investor requirements or Regulations.

          "LOSS CONTINGENCY" shall mean an existing condition, situation, or set of circumstances involving uncertainty as to possible loss to an enterprise that will ultimately be resolved when one or more future events occur or fail to occur.

          "MARKET VALUE" means (a) if the Class B Common Stock is publicly traded, an amount per share of Class B Common Stock equal to the average closing price for the thirty (30) trading days immediately preceding the date of valuation as reported (i) on the principal national securities exchange on which the Class B Common Stock is traded or (ii) if the Class B Common Stock is not traded on a national exchange, on The Nasdaq National Market System ("Nasdaq"); or (b) if the Class B Common Stock is not so quoted on Nasdaq or listed on a national securities exchange, an amount mutually agreed upon by the Company and the Holder of this Debenture, or, if the Company and the Holder are unable to agree, by a nationally recognized investment banking firm selected by the Holder and consented to by the Company, such consent not to be unreasonably withheld.

          "MORTGAGE LOAN" means any closed mortgage loan, whether or not such mortgage is included in a securitized portfolio (and whether or not such loan is in (i) bankruptcy, (ii) foreclosure, (iii) forbearance, (iv) related to sub-servicing agreements, or (v) classified as a real estate owned loan), in the Mortgage Servicing Portfolio, as evidenced by notes or other evidences of indebtedness secured by mortgages or deeds of trust.

          "MORTGAGE SERVICING AGREEMENTS" means all contracts or arrangements between the Company and an Investor pursuant to which the Company services Mortgage Loans for such Investor.

          "MORTGAGE SERVICING PORTFOLIO" means the portfolio of Mortgage Loans serviced by the Company pursuant to Mortgage Servicing Agreements, including all Warehouse Loans.

          "MULTIFAMILY LOAN" means a Mortgage Loan with Collateral in excess of four dwelling units.

          "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA Sec. 3(37).

          "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

          "PARTY" means any and all of the Purchasers, the Company, and its Subsidiaries.

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "PERMITTED ENCUMBRANCES" means:

              (i) Encumbrances for taxes, assessments, charges or other governmental levies not yet due or as to which the period of grace (not to exceed 60 days), if any, related thereto has not expired;

              (ii) carriers', warehousemen's, landlords', materialmen's, repairmen's or other like encumbrances arising in the ordinary course of business which are not overdue;

              (iii) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation, or to secure the performance of statutory obligations, appeal or similar bonds, leases and trade contracts (exclusive of obligations for the payment of borrowed money); and

              (iv) Encumbrances in favor of existing warehouse lenders pursuant to the terms of such warehouse loans.

          "PERSON" means an individual, a partnership, a corporation, a firm, an association, a joint stock the Company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof), or any other legally recognized entity.

          "PIPELINE LOANS" means those pending loans to be secured by a first priority mortgage lien on a one-to-four family residence with respect to which, as of the Funding Date, the Company has taken an application or has agreed in writing with an originator to purchase, including those loans which are pending with a correspondent originator as of the Funding Date and which meet the Company's acquisition criteria for such loans, and which have not yet closed or been purchased from the correspondent originator on the Funding Date.

          "POOL" means an aggregate of one or more Mortgage Loans that have been pledged or granted to secure mortgage-backed securities or participation certificates.

          "PREVIOUSLY DISPOSED LOAN" means any closed mortgage loan and/or the Servicing Rights related thereto which is not a Warehouse Loan, a Pipeline Loan or in the Mortgage Servicing Portfolio, but which formerly was a Warehouse Loan, a Pipeline Loan or in the Mortgage Servicing Portfolio.

          "PROHIBITED TRANSACTION" has the meaning set forth in ERISA Sec. 406 and Code Sec. 4975.

          "QUALIFIED OFFERING" means the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Class B Common Stock to the public at an aggregate offering price of not less than (i) $25 million, if the offered shares consist solely of primary shares, or
(ii) $30 million, of which $20 million consist of primary shares, if the offered shares include shares offered by Persons other than the Company, and in either case an offering price per share of at least 200% of the Initial Purchase Price (as defined herein) (as adjusted for any stock split, stock dividend or other similar distribution on the Common Stock). For purposes of this subsection (b), the "Initial Purchase Price" shall mean $4.81 per share.

          "REGULATIONS" means (i) Federal, state and local laws, rules and regulations with respect to the origination, insuring, purchase, sale, servicing or filing of claims in connection with a Mortgage Loan, Pipeline Loan or Previously disposed Loan, (ii) the responsibilities and obligations set forth in any agreement between the Company and an Investor or Insurer (including without limitation Mortgage Servicing Agreements, Investor Commitments and selling and servicing guides), and (iii) the laws, rules, Regulations, guidelines, handbooks and other published requirements of an Investor, Agency, Insurer, public housing program or Investor program, with respect to the origination, insuring, purchase, sale, servicing or filing of claims in connection with a Mortgage Loan, Pipeline Loan or Previously Disposed Loan.

          "REPORTABLE EVENT" has the meaning set forth in ERISA Sec. 4043.

          "REPURCHASE" means the purchase of a Mortgage Loan out of a Pool or an Investor's portfolio by the Company at the direction of the Investor based upon a breach by the Company of a representation, warranty or undertaking contained in the related agreement with such Investor.

          "SECURITIES ACT" means the Securities Act of 1933, as amended.

          "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

          "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, claim, easement, restriction, or other security interest, OTHER THAN Permitted Encumbrances.

          "SEPTEMBER 30, 1996 BALANCE SHEET" means the balance sheet contained within the Most Recent Financial Statements.

          "SERIES A BULK TRANSFER" means one or more transfers of beneficial ownership of Series A Capital Securities to persons other than the initial Purchasers hereunder or DCG (or their respective Affiliates) which transferees do not also acquire beneficial ownership of any other Senior Securities or Warrants in connection with such transfer, collectively resulting in a transfer of more than one-half of the Series A Preferred Securities then outstanding to transferees as described above on or before June 6, 2000; PROVIDED, HOWEVER, that a Series A Bulk Transfer may occur no more than once during the term of the Junior Subordinated Debentures, regardless of whether subsequent transfers of Series A Capital Securities would otherwise (but for this proviso) also qualify as a Series A Bulk Transfer.

          "SERVICING RELEASED LOANS" means Mortgage Loans sold by the Company with servicing released.

          "SERVICING RIGHTS" means the right to receive the servicing fees and any other income the servicer is entitled to receive arising from or connected to any Mortgage Loans and the related obligations to (i) administer and collect payments for the reduction of principal and interest, (ii) pay taxes and insurance premiums, (iii) remit all amounts in accordance with any Mortgage Servicing Agreements, (iv) provide foreclosure services and full escrow administration and (v) perform such other obligations as may, from time to time, be imposed under any Mortgage Servicing Agreement.

          "SINGLE FAMILY LOAN" means a Mortgage Loan secured by Collateral of one to four dwelling units.

           "SPECIAL ASSETS" shall mean: (1) any loans classified as "substandard," "doubtful," or "loss" by the OCC, the California Banking Department, the Bank's management, or pursuant to any periodic independent loan review conducted by the applicable Bank; (2) any loans, not covered by clause
(1) above, of which principal or interest payments are past due by ninety (90) days or more; (3) any loans, not covered by clauses (1) and (2) above, placed on a non-accrual basis by a Bank's management; and (4) assets categorized as other real estate owned.

          "STATE AGENCY" means any state agency with authority to regulate the business of the Company, determine the investment or servicing requirements with regard to loans originated, purchased or serviced by the Company, or otherwise participate in or promote mortgage lending.

          "SUBSIDIARY" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

          "TARGET REDEMPTION AMOUNT" means the amount, if any, of cash that the Target Company provides to the Exchange Agent (as defined in the Acquisition Agreement) to fund a portion of the aggregate amount to be distributed to the holders of the Target Company Common Stock in connection with the Acquisition.

          "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

          "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "VA" means Department of Veteran's Affairs or any successors thereto.

          "VA LOANS" means Mortgage Loans guaranteed by VA.

          "WAREHOUSE LOANS" means Mortgage Loans owned by the Company and held for sale.

                       [remainder of page intentionally blank]

    IN WITNESS WHEREOF, and intending to be legally bound thereby, each of Parties hereto has signed or caused to be signed its name under seal as of the day and year first above written.

                        COMMERCE SECURITY BANCORP, INC.

                        By:  /S/
                           ---------------------------------------
                           Name:  Robert P. Keller
                           Title: President and Chief Executive Officer


                        SDN BANCORP, INC.


                        By:  /S/
                           ---------------------------------------
                           Name:  Robert P. Keller
                           Title: President and Chief Executive Officer

                        LIBERTY NATIONAL BANK


                        By:  /S/
                           ---------------------------------------
                           Name:  Robert P. Keller
                           Title: Chairman and Chief Executive Officer


                        COMMERCE SECURITY BANK


                        By:  /S/
                           ---------------------------------------
                           Name:  Robert P. Keller
                           Title: President and Chief Executive Officer


                        SAN DIEGUITO NATIONAL BANK


                        By:  /S/
                           ---------------------------------------
                           Name:  Robert P. Keller
                           Title: President and Chief Executive Officer

(SIGNATURE PAGE CON'T):

                   MADISON DEARBORN CAPITAL PARTNERS II, L.P.
                   By: Madison Dearborn Partners II, L.P., its General Partner
                   By: Madison Dearborn Partners, Inc., its General Partner


                        By:  /S/
                           ---------------------------------------
                           Name:  Paul R. Wood
                           Title: Vice President


                   OLYMPUS GROWTH FUND II, L.P.
                   By: OGP II, L.P., its general partner
                   By: Conroy, L.L.C., its general partner


                        By:  /S/
                           ---------------------------------------
                           Name:  James A. Conroy
                           Title: Member


                   OLYMPUS EXECUTIVE FUND, L.P.
                   By: OEF, L.P., its general partner
                   By: Conroy, L.L.C., its general partner


                        By:  /S/
                           ---------------------------------------
                           Name:  James A. Conroy
                           Title: Member

                                   SCHEDULE 5.2(F)
                                          TO
                            SECURITIES PURCHASE AGREEMENT


                            REQUIRED REGULATORY APPROVALS

    FEDERAL. The Acquisition requires prior approval under Sections 3(a)(3) and 3(a)(5) of the Bank Holding Company Act of 1956, as amended (the "Act"), and
Section 225.11 of Regulation Y (12 C.F.R. Section 225.11).

    STATE. The indirect acquisition of Eldorado Bank requires the prior approval of the Superintendent of Banks of the State of California (the "Superintendent") under Section 700 ET SEQ. of the California Financial Code.

    In addition, the Company must submit an application, nominally on behalf of Eldorado Bank, to the Superintendent under Section 640 ET SEQ. of the California Financial Code for approval for Eldorado Bank to pay a special dividend to Eldorado of up to $14.0 million that will be used to fund some or all of the Target Redemption Amount.

                                   SCHEDULE 5.2(n)
                                         TO
                            SECURITIES PURCHASE AGREEMENT

    1. The Compensation Committee of the Board of Directors of Commerce Security Bancorp, Inc. on February 4, 1997 approved a stock option plan (the "Option Plan"), a summary of which is provided under DISCLOSURE SCHEDULE 5.2(m)(18) to the Securities Purchase Agreement. Under the Option Plan, the number of shares of common stock (Class B Common Stock as of the filing of the Charter) that is available under the Option Plan will increase pursuant to the formula set forth in the Option Plan if the Company issues additional shares of Common Stock or Common Stock equivalents after the effective date of the Option Plan.

    Specifically, the number of shares subject to the Option Plan ("Option Shares") will be equal to 6.0% of the shares of Company Common Stock outstanding on a fully diluted basis (i.e., after giving effect to the issuance of such option shares and any other common stock equivalents) until such time as the Company has Tier 1 capital of at least $125 million. Accordingly, if the Company issues additional shares of common stock or common stock equivalents (other than shares issued upon the exercise of the options), the number of Option Shares available under the Option Plan will increase automatically in proportion to the increase in the shares outstanding until the Company's Tier 1 capital is equal to the $125 million threshold.

    Accordingly, for example, if the Target Redemption Amount is $12 million and the Company has 9,697,430 shares of common stock outstanding immediately prior to the consummation of the Private Placement, immediately after the consummation of the Private Placement there will be 1,491,364 Option Shares available for issuance pursuant to the Option Plan.

    2. Pursuant to Robert P. Keller's Employment Agreement with the Company, the Company has agreed to issue to Mr. Keller one or more options which in the aggregate would entitle Mr. Keller to purchase one-half of the Option Shares subject to the Option Plan. Accordingly, for example, if there are 1,491,364 Option Shares immediately after the Funding, Mr. Keller will be entitled to acquire pursuant to the Option Plan 745,682 shares of Class B Common Stock, and 745,682 shares will be available for grant to other members of management based upon the number of shares of Class B Common Stock then outstanding.

    3. Mr. Keller's Employment Agreement with the Company provides for the issuance to him of Common Stock (the ownership of which is subject to restrictions contained in such agreement) (the "Restricted Stock") upon the issuance by the Company of additional Common Stock and Common Stock equivalents, and provides for limited registration rights with respect to such stock.
Mr. Keller will not be entitled to receive any Restricted Stock as a consequence of the sale of Common Stock or a Common Stock equivalent to Dartmouth Capital Group, L.P. or director qualifying shares to any director of a subsidiary of the Company or the award of employee stock options or the issuance of Common Stock upon the exercise thereof.

    Specifically, Mr. Keller's Employment Agreement obligates the Company to issue shares of Restricted Stock to Mr. Keller whenever, during the term of the Employment Agreement, the Company issues Common Stock or a Common Stock equivalent, including shares of Common Stock issued in connection with the Private Placement. The number of shares of Restricted Stock that will be issued to Mr. Keller will be equal to 3.0% of the sum of (x) the number of shares of Common Stock then issued by the Company or, in the case of the issuance of a common stock equivalent, the number of shares of Common Stock which such Common Stock equivalent may be converted into or exchanged for, and (y) the number of shares of Restricted Stock to be issued to Mr. Keller at that time.
Accordingly, for example, if the Target Redemption Amount is $12 million and the Company has 9,697,430 shares of Common Stock outstanding immediately prior to the consummation of the Private Placement, as a consequence of the consummation of the Private Placement Mr. Keller shall be entitled to receive 380,700 shares of Restricted Stock.

    4. The Company engaged the investment banking services of The Shattan Group LLC ("Shattan") to assist the Company in placing the Senior Securities.
If the Target Redemption Amount is $12 million, Shattan will receive a fee of approximately $2,530,000 and a warrant to purchase approximately 530,000 shares of Class B Common Stock at an exercise price of $4.81. In addition, if the Funding occurs and thereafter the Company privately places its securities to any investor referred to on the Investor Contact List (as defined in the Shattan engagement agreement), Shattan has taken the position that the Company shall be obligated to pay Shattan a cash transaction fee equal to equal 2% of that portion of the Aggregate Consideration (as defined in the Shattan agreement) paid for the securities purchased in that transaction by persons listed on the Investor Contact List and a warrant to purchase a number of shares of Class B Common Stock equal to 2% of the aggregate number of fully diluted and/or converted shares of Common Stock as are purchased in that transaction by persons listed on the Investor Contact List.

    5. There are outstanding approximately $540,000 in principal amount of Mandatory Convertible Debentures issued by SDN Bancorp, Inc. (a Subsidiary of the Company), due May 1998, which are convertible into common stock of SDN. The Company can redeem the Debentures at any time prior to the maturity date, subject to certain notice provisions.

                                  SCHEDULE 5.2 (hhh)

                 Persons Beneficially Owning, Directly or Indirectly,
                          1.0% or more of CSBI Common Stock
                                (PRO FORMA at Funding)

                                NAME
                                ----
                         Dartmouth Capital Group, L.P.

                         DCG INVESTORS(1)
                         ----------------

                           Ernest Boch
                           Farm Bureau Life Ins. Co.
                           Jefferson Kirby
                           Edward Fox
                           Byrne & sons, l.p.
                           Robert Keller
                           Northwood Ventures
                           Charles Hugel
                           John Sherrerd
                           MFA Masters Ltd. Partnership

                         OTHERS
                         ------

                           Peter Paulson
                           F.M. Kirby

                         PURCHASERS
                         ----------

                           MDP
                           Olympus


-------------------------------------------------------
(1)Ownership includes shares held indirectly through Dartmouth
   Capital Group, L.P. and Dartmouth Capital Group, Inc.

                                    SCHEDULE 12(b)
                                          TO
                            SECURITIES PURCHASE AGREEMENT
                            DATED AS OF FEBRUARY 13, 1997

                     ADDITIONAL ITEMS SUBJECT TO INDEMNIFICATION

(i)  MORTGAGE LOAN REPURCHASE REQUESTS.

     Adverse Consequence incurred as to Mortgage Loans originated or serviced by (or in the pipeline of) the Company, its Subsidiaries, Target Company or Target Subsidiary as of prior to or as of the date hereof (a "Pre-Existing Loan") in connection with repurchase claims or requests or indemnification requests relating thereto, solely to the extent that such repurchase claims or requests or indemnification requests exceed, over a one-year period, 150% of historical claims (such historical claims being determined as the per-year average for the collective mortgage banking business of the Company, its Subsidiaries, Target Company and Target Subsidiary, during the period January 1, 1995 through December 31, 1996). If Purchasers or the Company (or one of their respective Subsidiaries or Affiliates) receives a repurchase claim or request for indemnification relating to a Pre-Existing Loan, then the amount of any Adverse Consequences (and the resulting amount of the Company's indemnification of the Purchaser (provided the aggregate of this and all other Adverse Consequences have exceeded the Threshold Amount) arising therefrom, or from a breach of the representations contained in Section 5.2 (qq) through (eee), shall be determined at the time when the Company (or one of its Subsidiaries or Affiliates) prepares a loss estimate following and in connection with its receipt of such repurchase request or indemnification request, which loss estimate shall be prepared promptly.


(ii) FDIC EXAMINATION OF LOAN TRANSFERS SUBJECT TO RECOURSE

     Adverse Consequences arising from the effect on the Company's and its Subsidiaries' capital, and from the resulting effect on the Company's and its Subsidiaries' operations, activities, business and prospects, arising from Commerce Security Bank's failure to properly reflect in its financial statements and regulatory reports (x) certain off-balance sheet liabilities, (y) certain delays in the recognition of premium income, in each case arising from the sale of Pre-Existing Mortgage Loans with recourse, and (z) any other action taken or required by the FDIC in connection with the foregoing. This indemnification shall include
     Adverse Consequences arising from, without limitation, any action that may be required to increase the Company's or its Subsidiaries' regulatory capital ratios on account of the foregoing off-balance sheet liabilities or delays in income recognition and expenses incurred by the Company in connection with a transfer of all or part of such off-balance sheet liability to a third-party. Expressly excluded from this paragraph (ii) are any Adverse Consequences resulting from payments in satisfaction of the aforesaid off-balance sheet liabilities themselves; PROVIDED, HOWEVER, that such actions or payments (A) shall not be excluded for purposes of paragraph (i) above, and (B) the foregoing exclusion shall not operate to exclude any such action or payment from indemnification if the same results in a breach of any other representation or warranty contained in this Agreement.

(iii)  TILA AND FAIR LENDING ISSUES RELATING TO TARGET SUBSIDIARY

       Adverse Consequences arising from any violation by Target Subsidiary of
       (x) the Truth-in-Lending Act or Regulation Z of the FRB, or (y) the Fair Lending Act or regulations implementing the same, in each case with respect to Mortgage Loans originated or serviced by (or in the pipeline of) the Target Subsidiary as of prior to or as of the date hereof.


The indemnification provided pursuant to Section 12(b)(5) with respect to the matters set forth on this Schedule 12(b) shall not be diminished or otherwise affected in any manner by the disclosure of any such matter on the Disclosure Schedule.

                                                                      EXHIBIT J

                              CONFIDENTIALITY STATEMENT


    Each Person or Purchaser (each a "Recipient") agrees for itself and each of its respective directors, officers, employees, agents, representatives and advisors (collectively, "Representatives"), that it shall (i) hold in confidence all Confidential Information received by it subject to the terms of this Agreement, (ii) disclose such Confidential Information only to those of its Representatives having a need to know the same, and (iii) inform each Representative to whom Confidential Information is disclosed that such information is confidential and direct such Representative not to disclose the same. Each Recipient shall remain responsible for any disclosure of Confidential Information by any of its Representatives. Each Recipient further agrees that if such party ceases to be an investor in the Company, upon the request of the Company after a reasonable period of time following the delivery of such Confidential Information, the Recipient and each of its Representatives either shall return to the Company all Confidential Information received by it and its Representatives (including all compilations, analyses or other documents prepared by it that contain Confidential Information) or shall certify that the same has been destroyed (except for such Confidential Information that Recipient reasonably deems necessary to retain for internal record keeping purposes, or for preparing reports and filings such as tax returns). As used herein, Confidential Information shall not include (i) information that is or becomes generally available to the public other than as a result of a breach of this EXHIBIT J, (ii) information that the receiving party demonstrates was known to it on a non-confidential basis prior to receiving such information from the other party hereto, (iii) information that the receiving party develops independently without relying on Confidential Information, and (iv) information that becomes available to the receiving party on a non-confidential basis from another source if the source was not known to or not reasonably believed by the receiving party to be subject to any prohibition against disclosing such information. The restrictions set forth in this EXHIBIT J shall not preclude a Recipient or its Representatives from any disclosure of Confidential Information required by law, court process, administrative order or other legal or regulator process reasonably believed by the Recipient or its Representatives to compel such disclosure; PROVIDED, HOWEVER, that the Recipient or its Representatives agree to (x) promptly notify the Company of the existence, terms and circumstances surrounding such a request, so the Company may seek an appropriate protective order and/or waive the Recipient's or its Representative's compliance with the provisions of this Agreement (and, if the Company seeks such an order, to provide such cooperation as the Company shall reasonably request), and (y) if disclosure of such information is required in the reasonable determination of the Recipient based upon the advice of counsel, make commercially reasonable efforts, the costs of which shall be borne in full by the Company in advance, to obtain an order or other reliable assurance that confidential treatment will be accorded to such of the Confidential Information which the Company designates.